EXHIBIT 10.11
CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.
IV APAP AGREEMENT
(US and Canada)
by and between
BRISTOL-MYERS SQUIBB COMPANY
and
CADENCE PHARMACEUTICALS, INC.
February 21, 2006

TABLE OF CONTENTS

ARTICLE I – DEFINITIONS	1
1.1 Defined Terms	1

ARTICLE II – GRANT OF U.S. AND CANADIAN RIGHTS AND RELATED TRANSFERS	12
2.1 Grant of Sublicense and License	12
2.2 No Implied Licenses; Reservation of Rights	13
2.3 Rights of Pharmatop	14
2.4 Further Sublicenses	15
2.5 Delegation of Manufacturing	16
2.6 Development and Commercialization Arrangements	17
2.7 Improvements	17
2.8 Transfer of Regulatory Filings; Communications with Regulatory Authorities	18
2.9 Transfer of Data and Transition Arrangements	19
2.10 Tech Transfer Plan	21
2.11 Technology Documentation	21
2.12 Technical Assistance	22
2.13 Cooperation	23
2.14 Additional Assistance	23
2.15 Pharmacovigilance; Adverse Event Reporting	23
2.16 Infringement – Pharmatop Patents	25
2.17 Infringement – BMS Patents	27
2.18 Maintenance of BMS Patents	27
2.19 Noncontravention	27
2.20 Patent Extensions	27
2.21 Data Exclusivity and Orange Book Listings	28
2.22 Notification of Patent Certifications	28
2.23 Audit, Inspection and Review	28
2.24 [***] Covenant; [***]Covenant	29

ARTICLE III – ADDITIONAL COVENANTS	30
3.1 Annual Operating Plan	30
3.2 Development, Commercialization and Financial Reports and Consultations	30
3.3 Development Responsibilities and Costs	32
3.4 Obligations in respect of the Pharmatop License Agreement	33
3.5 Certain Rights and Obligations under the Pharmatop License Agreement	33
3.6 Conduct of Clinical Trials of Products by Cadence in Clinical Study Countries	35
3.7 Conduct of US or Canadian Clinical Trials of Products by BMS	37

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3.8 Existing BMS Suppliers	38

ARTICLE IV – FINANCIAL TERMS	38
4.1 Payments to BMS	38
4.2 Reduction of Certain Milestone Payments	39
4.3 Payments by Cadence to Pharmatop	40
4.4 Manner of Payment	41
4.5 Interest	41
4.6 Expenses; Taxes	41
(a) Expenses	41
(b) Transfer Taxes	41
(b) Tax Withholding	41
4.7 Sales Reports and Royalty and Other Payments	41
4.8 Sales Record Audit	42

ARTICLE V – MUTUAL COVENANTS OF THE PARTIES	42
5.1 Publicity	42
5.2 Confidentiality	43
(a) Confidentiality Obligations	43
(b) Limited Disclosure	43
(c) Authorized Disclosure	44
(d) Employees and Consultants	45
(d) Securities Filings	45
(f) Academic Publications	45
(g) Additional Confidentiality Obligations under the Pharmatop License Agreement	46
5.3 Restrictions Binding on Affiliated Companies and Investors	46
5.4 Alliance Management	46
5.5 Liens	46
5.6 BMS Confidential Disclosure Agreements	47

ARTICLE VI – REPRESENTATIONS AND WARRANTIES	47
6.1 Mutual Representations and Warranties	47
(a) Organization	47
(b) Authorization	47
(c) Binding Agreement	47
(d) No Conflicts; Consents	48
(e) Litigation	48
6.2 Additional Representations of Cadence	48
(a) Financial Statements	48
(b) Absence of Undisclosed Liabilities	49
(c) Absence of Material Adverse Effect	49
(d) Legal Matters	50
(e) Receipt of Financing; Restrictions	50
6.3 BMS Rights	50
6.4 BMS Patents and Know-How	51
6.5 DISCLAIMER	52

6.6 Limitation of Liability	52

ARTICLE VII – INDEMNIFICATION; ARBITRATION	53
7.1 Mutual Indemnification	53
7.2 Additional Indemnification Obligations of Cadence	54
7.3 Additional Indemnification Obligations of BMS	54
7.4 Conditions to Indemnification; Third Party Claims	55
7.5 Insurance	55
7.6 Arbitration	56
7.7 Pharmatop Arbitration	57

ARTICLE VIII TERM AND TERMINATION	58
8.1 Term	58
8.2 Automatic Termination	58
8.3 Termination by Either Party	58
8.4 Termination by BMS	59
8.5 Termination by Cadence	59
8.6 Scope of Termination	60
8.7 Effect of Termination	60
8.8 Transition	62
8.9 Survival	63
8.10 Bankruptcy	63

ARTICLE IX – MISCELLANEOUS	63
9.1 Amendments	63
9.2 Counterparts; Facsimile Execution	63
9.3 Cumulative Remedies	63
9.4 Entire Agreement	63
9.5 Schedules	63
9.6 Force Majeure	64
(a) General	64
(b) Definition	64
(c) Duty to Mitigate	64
(d) Suspension of Certain Obligations	64
9.7 Assignment	64
9.8 Governing Law	65
9.9 Headings	65
9.10 Notices	65
9.11 Severability	66
9.12 No Third Party Beneficiaries	66
9.13 Waivers	66
9.14 Documentary Conventions	66
9.15 Consents and Approvals	67
9.16 Absence of Presumption	67
9.17 Relationship of Parties	67

Schedule 1.1 BMS Patents
Schedule 6.3(a) Pharmatop Patents
 v

INDEX OF DEFINED TERMS

	Section
	$1.1
Adverse Event	1.1
Affiliated Company	1.1
Agreement	Introductory Paragraph
Annual Operating Plan	3.1
[***]	3.2	(c)
Applicable Law	1.1
Approval	1.1
Available [***]	2.24
Balance Sheet	6.2	(b)
Balance Sheet Date	6.2	(b)
Bankruptcy	1.1
BMS	Introductory Paragraph
[***]	1.1
BMS Indemnitees	7.2
BMS Know-How	1.1
[***]	4.1	(g)
BMS Patent Product	1.1
BMS Patent Royalty Term	1.1
BMS Patents	1.1
[***] Covenant	2.24	(b)
BMS Rights	1.1
Business Day	1.1
Cadence	Introductory Paragraph
Cadence Claims	6.2	(d)
Cadence Indemnitees	7.3
Calendar Quarter	1.1
Calendar Year	1.1
[***]	2.1	(c)(i)
[***]	2.24	(d)
[***]	2.24
[***]	3.2	(f)
Clinical Study Countries	1.1
Clinical Supply Agreement	1.1
Clinical Testing Product	1.1
Confidential Information	1.1
Consent	6.1	(d)
Contract Research Organization	1.1
Contracts	1.1
Control	1.1
Controlled	1.1
Controlling	1.1
Covenant Termination Date	2.24(c). 1.1
Derivative	1.1
Development Plan	3.3
Disclosing Party	1.1
Dispute	7.6
Dollar	1.1
Drug Regulatory Authority	1.1
Effective Date	Introductory Paragraph
Equivalent Percentage	4.1	(f)
Exchange Act	1.1
[***] Date	1.1
[***] Period	1.1
[***] Date	2.1	(c)
Execution Date	Introductory Paragraph
FDA	1.1
FDCA	1.1
Financial Statements	6.2	(a)
Force Majeure	9.6	(b)
Governmental Entity	1.1
HSR Act	1.1
ICC	7.6	(a)
Improvement	1.1
In Accordance With GAAP	6.2	(a)
include	9.14
includes	9.14
including	9.14
IND	1.1
Indemnified Party	7.4
Indemnifying Party	7.1
Indemnitees	7.1
Judgments	6.1	(d)
License	2.1	(a)
Lien	1.1
Losses	7.1
Material Adverse Effect	1.1
NDA	1.1
NDA Acceptance	1.1
Net Sales	1.1

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	Section
[***] Date	2.1	(c)
[***] Date	2.24	(d)
Organizational Documents	1.1
Other Chemical Entity	1.1
Other Product Data	2.9
Other Reportable Information	2.15	(e)
Parties	Introductory Paragraph
Party	Introductory Paragraph
Patents	1.1
Person	1.1
Pharmatop	Background
Pharmatop Know-How	1.1
Pharmatop License Agreement	Background
Pharmatop Patent Challenge	2.16	(a)
Pharmatop Patents	1.1
Pharmatop Royalty Term	1.1
Previously Disclosed	1.1
Proceedings	6.1	(e)
Product	1.1
Product Data	1.1
Qualifying [***]	1.1
Qualifying [***]	1.1
Receiving Party	1.1
Registrational Information	1.1
Regulatory Filings	1.1
[***] Product	2.24	(b)
Retained Sum	4.2	(b)
Royalties	4.1	(h)
Rules	7.6	(a)
[***]	2.24
Silicon Valley Loan Agreement	6.2	(b)
[***]	2.24
Specified Number of Days	8.3
Sublicense	2.1	(a)
Tax	1.1
Tech Transfer Period	2.12
Tech Transfer Plan	2.10
Technology	1.1
Technology Documentation	1.1
Territory	1.1
Third Party	1.1
[***]	2.24
Title 11	8.10
Transaction Documents	1.1
Transfer Taxes	1.1
[***]	2.24
Valid Claim	1.1
without limitation	9.14

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IV APAP AGREEMENT
(US and Canada)
     This IV APAP Agreement (US and Canada) (the “Agreement”) is entered into as of February 21, 2006 (the “Execution Date”), by and between Bristol-Myers Squibb Company, a Delaware corporation having an address at 345 Park Avenue, New York, New York 10154 (“BMS”), and Cadence Pharmaceuticals, Inc., a Delaware corporation having an address at 12730 High Bluff Drive, San Diego, California 92130 (“Cadence”), effective as of March 29, 2006 (the “Effective Date”). Cadence and BMS are sometimes collectively referred to herein as the “Parties” and each individually as a “Party.”
BACKGROUND
     1. BMS has licensed from SCR Pharmatop, a civil law partnership organized under the laws of France, having its head office’s address at 10, Square St. Florentin, 78150 Le Chesnay, France, recorded with the Register of Commerce and Companies of Versailles under No. 407552702 (“Pharmatop”), rights under certain patents and patent applications relating to parenteral paracetamol (also referred to in the United States as “acetaminophen”) formulations in the United States, Canada and Mexico.
     2. The License Agreement dated as of December 23, 2002, between Pharmatop and BMS (the “Pharmatop License Agreement”) sets forth such rights.
     3. BMS desires to sublicense to Cadence BMS’s intellectual property rights and related obligations under the Pharmatop License Agreement to Cadence with respect to the Territory (as defined below) upon the terms and conditions set forth in this Agreement and to provide for certain other matters.
AGREEMENT
     THEREFORE, the Parties, intending to be legally bound, agree as follows:
ARTICLE I — DEFINITIONS
     1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:
     “Adverse Event” means any untoward medical occurrence in a patient or clinical investigation subject administered any Product, and which does not necessarily have a causal relationship with such product. An adverse event can therefore be any unfavorable and unintended sign (including an abnormal laboratory finding, for example), symptom or disease temporally associated with the use of a medicinal product, whether or not considered related to the medicinal product. For the avoidance of doubt, in the U.S. an Adverse Event shall include an adverse experience or test result in connection with the use of the Product that requires a written IND safety report in accordance with 21 CFR Part 312.32(c), as amended or superseded from time to time.
     “Affiliated Company” of a Party means any corporation, firm, partnership or other entity that directly or indirectly Controls, is Controlled by or is under common Control with such Party at any time during the term of this Agreement, but only for so long as such entity directly or indirectly Controls, is Controlled by or is under common Control with such Party.
     “Agreement” has the meaning given to such term in the introductory paragraph hereof.
     “Annual Operating Plan” has the meaning given to such term in Section 3.1 hereof.
     “[***]” has the meaning given to such term in Section 3.2 hereof.
     “Applicable Law” means any applicable federal, state, local or foreign statute, law, ordinance, rule or regulation, judicial order, or industry standard imposed by regulation or law, including the laws of the United States and Canada, and regulations promulgated by any other applicable Governmental Entity or Drug Regulatory Authority.
     “Approval” means, with respect to any Product in any regulatory jurisdiction, approval from the applicable Drug Regulatory Authority sufficient for the importation, manufacture, distribution, use and sale of the Product in such jurisdiction in accordance with Applicable Law, including receipt of pricing and reimbursement approvals, where applicable.
     “Available [[***]” has the meaning set forth in Section 2.24(a).
     “Balance Sheet” has the meaning given to such term in Section 6.2(b) hereof.
     “Balance Sheet Date” has the meaning given to such term in Section 6.2(b) hereof.
     “Bankruptcy” means with respect to a Party the first to occur of:
(i) such Party shall have (A) voluntarily commenced any proceeding or filed any petition seeking relief under Title 11 of the United States Code, or any other bankruptcy, insolvency or similar law or any law for the protection of creditors of the United States, any state thereof, or any other applicable jurisdiction, (B) applied for or consented to the appointment of a receiver, trustee, custodian, sequestrator, conciliator, administrator or similar official for it or a substantial part of its property, (C) filed an answer admitting the material allegations of a petition filed against or in respect of it in any such proceeding, (D) made a general assignment for the benefit of creditors, (E) admitted in writing its inability, to pay its debts as they become due or (F) taken corporate action for the purpose of effecting any of the foregoing; or
     (ii) an involuntary proceeding shall have been commenced or any involuntary petition shall have been filed in a court of competent jurisdiction seeking (A) relief in respect of such Party or of a substantial part of its or their property, under Title 11 of the

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United States Code, or any other bankruptcy, insolvency or similar law of the United States, any state thereof or any other applicable jurisdiction, (B) the appointment of a receiver, trustee, custodian, sequestrator, conciliator, administrator or similar official for such Party or all or substantially all of its property or (C) the winding-up or liquidation of such Party; and such proceeding or petition shall have continued undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall have continued unstayed and in effect for 30 days.
     “BMS” has the meaning given to such term in the introductory paragraph hereof.
     “[***]” means (i) [***]and (ii) [***].
     “BMS Indemnitees” has the meaning given to such term in Section 7.2 hereof.
     “BMS Know-How” means formulation and manufacturing know-how that is used by BMS and its Affiliated Companies as of the Execution Date or during the Supply Term (as defined in the Clinical Supply Agreement) to make or formulate the Product or the Clinical Testing Products (as defined in the Clinical Supply Agreement) in the European Union.
     “BMS Patent Product” means any Product for which the manufacture, use, import, sale or offer for sale in the United States would otherwise infringe a Valid Claim of any of the BMS Patents but for the license rights granted by BMS in Article 2 hereof.
     “BMS Patent Royalty Term” means the date commencing upon the expiration of the Pharmatop Royalty Term in the United States and terminating upon the date that the manufacture, use, import, sale or offer for sale of BMS Patent Products in the United States is no longer covered by any Valid Claim of a BMS Patent (including any patent term extensions, such as pediatric exclusivity extensions, as may be available under Applicable Law) or covered by any data or regulatory exclusivity.
     “BMS Patents” means the Patents listed on Schedule 1.1.
     “BMS Rights” means (i) BMS’s rights under the Pharmatop Patents and Pharmatop Know-How with respect to the Products in the Territory licensed to BMS under the Pharmatop License Agreement during the term of this Agreement, subject to the limitations, terms and conditions set forth in the Pharmatop License Agreement and (ii) the right granted to BMS in Section 2.1 of the Pharmatop License Agreement to make and have made the Products outside the Territory for use within the Territory.
     “Business Day” means any day other than a Saturday, a Sunday or a United States Federal holiday.
     “Cadence” has the meaning given to such term in the introductory paragraph hereof.

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     “Cadence Claims” has the meaning given to such term in Section 6.2(d) hereof.
     “Cadence Indemnitees” has the meaning given to such term in Section 7.3 hereof.
     “Calendar Quarter” means each of the periods of time from (a) January 1 through March 31; (b) April 1 through June 30; (c) July 1 through September 30; and (d) October 1 through December 31.
     “Calendar Year” means a year that begins on January 1 and ends on December 31.
     “[***]” has the meaning set forth in Section 2.1(c)(i).
     “[***]” has the meaning set forth in Section 2.24(d).
     “[***]” has the meaning set forth in Section 2.24(a).
     “[***]” has the meaning set forth in Section 3.2(f).
     “Clinical Study Countries” means the countries set forth on a list of such countries that has been Previously Disclosed, as such list is amended from time to time in accordance with the last paragraph of Section 3.6.
     “Clinical Supply Agreement” means the Clinical Supply Agreement dated as of the Execution Date between Lawrence Laboratories and Cadence (and BMS, as guarantor).
     “Clinical Testing Product” has the meaning set forth in the Clinical Supply Agreement.
     “Confidential Information” means (a) with respect to a Party and its Affiliated Companies (collectively, the “Receiving Party”), all information, Technology and confidential or proprietary materials which are disclosed by the other Party and its Affiliated Companies (collectively, the “Disclosing Party”) to the Receiving Party hereunder or under the Clinical Supply Agreement or that has previously been disclosed under the Mutual Confidential Disclosure Agreement between the Parties dated July 6, 2005, as amended, or to any of its employees, consultants, Affiliated Companies or sublicensees and any information that is considered Confidential Information for purposes of the Clinical Supply Agreement, (b) the Product Data, which shall be Confidential Information of BMS to the extent resulting from work, trials or studies conducted by or on behalf of BMS and which shall be Confidential Information of Cadence to the extent resulting from work, trials or studies conducted by or on behalf of Cadence, (c) correspondence with Drug Regulatory Authorities, which shall be Confidential Information of the Party that conducted such correspondence, and (d) all reports (including any development, commercialization and/or financial reports), plans (including the Development Plan and the Annual Operating Plan) and other documents and budgets provided by Cadence and/or its Affiliated Companies to BMS pursuant to this Agreement, all of which shall be considered Confidential Information of Cadence except, in each of (a), (b),(c) or (d), to the extent that any such information (i) as of the date of disclosure is known to the Receiving Party

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or its Affiliated Companies, as demonstrated by credible written documentation existing and in the possession of the Receiving Party prior to the date of disclosure, other than by virtue of a prior confidential disclosure to such Receiving Party; (ii) as of the date of disclosure is in, or subsequently enters, the public domain, through no fault or omission of the Receiving Party; (iii) is obtained without restriction from a Third Party having a lawful right to make such disclosure free from any obligation of confidentiality to the Disclosing Party; or (iv) is independently developed by or for the Receiving Party without reference to or reliance upon any Confidential Information of the Disclosing Party as demonstrated by credible written documentation. The amount of the payments made to BMS under this Agreement shall be Confidential Information of both BMS and Cadence. A Party’s Affiliated Company that has disclosed Confidential Information to a Receiving Party shall continue to be considered a Disclosing Party even after it ceases to be an Affiliated Company of such Party. A Party’s Affiliated Company that has received Confidential Information from a Disclosing Party shall continue to be considered a Receiving Party even after it ceases to be an Affiliated Company of such Party.
     “Consent” has the meaning given to such term in Section 6.1(d) hereof.
     “Contract Research Organization” means a reputable Third Party research or development organization one of whose principal businesses is the provision of contract research or development services to unrelated Persons.
     “Contracts” means all contracts, agreements, commitments and other legally binding arrangements, whether oral or written.
     “Control” means (a) with respect to any intellectual property (including any Patents or Technology), the possession by a Party of the ability to grant a license or sublicense of such intellectual property without violating the terms of, or requiring a consent under, any agreement or arrangement between such Party and any Third Party and (b) when used with respect to any Person means the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract, or otherwise. “Controlled” and “Controlling” shall have correlative meanings.
     “Covenant Termination Date” has the meaning set forth in Section 2.24(c).
     “Derivative” of paracetamol means any compound whose chemical structure is derived from the chemical structure for paracetamol through structural modifications and/or chemical changes that retain those portions of paracetamol’s chemical structure that are known to contribute materially to the activity, specificity and selectivity of paracetamol.
     “Development Plan” has the meaning given to such term in Section 3.3 hereof.
     “Disclosing Party” has the meaning given to such term in the definition of “Confidential Information” herein.
     “Dispute” has the meaning given to such term in Section 7.6 hereof.

     “Dollar” or “$ ” means United States dollars, the lawful currency of the United States.
     “Drug Regulatory Authority” means any Governmental Entity with responsibility for granting any licenses, approvals or authorizations or granting pricing and/or reimbursement approvals necessary for the marketing and sale of pharmaceutical products in any regulatory jurisdiction.
     “Effective Date” has the meaning given to such term in the introductory paragraph hereof.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.
     “[***] Date” means [***] on which (i) [***], (ii) [***] or (iii) [***]; provided that (A) [***] and (B) [***].
     “[***] Period” means the [***] not include any period during which [***].
     “[***] Date” has the meaning given to such term in Section 2.1(c).
     “Execution Date” has the meaning given to such term in the introductory paragraph hereof.
     “FDA” means the United States Food and Drug Administration or any successor agency.
     “FDCA” means the Federal Food, Drug & Cosmetics Act, 21 U.S.C. 321 et seq., any amendments or supplements thereto, or any regulations promulgated or adopted thereunder or any successor act thereof.
     “Financial Statements” has the meaning given to such term in Section 6.2(a) hereof.
     “Force Majeure” has the meaning given to such term in Section 9.6(b) hereof.“Governmental Entity” means any Federal, state, local or foreign government or any court of competent jurisdiction, regulatory or administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
     “ICC” has the meaning given to such term in Section 7.6(a) hereof.
     “Improvement” means any adaptation, improvement, enhancement or upgrade with respect to the formulation and/or manufacture of the Products, whether such Improvement can be protected by patent or not.

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     “In Accordance With GAAP” has the meaning given to such term in Section 6.2(a) hereof.
     “IND” means an Investigational New Drug Application (as defined in 21 CFR Part 312.3, as amended or superseded from time to time) that is required to be filed with the FDA before beginning clinical testing of a Product in human subjects in the United States, or any successor application or procedure.
     “Indemnified Party” has the meaning given to such term in Section 7.4 hereof.
     “Indemnifying Party” has the meaning given to such term in Section 7.1 hereof.
     “Indemnitees” has the meaning given to such term in Section 7.1 hereof.
     “Judgments” has the meaning given to such term in Section 6.1(d) hereof.
     “License” has the meaning given to such term in Section 2.1(a) hereof.
     “Lien” means any pledge, encumbrance, mortgage, security interest, purchase option, call or similar right.
     “Loan Agreement” has the meaning given to such term in Section 6.2(b) hereof.
     “Losses” has the meaning given to such term in Section 7.1 hereof.
     “Material Adverse Effect” means, with respect to any applicable representation and warranty of a Party or to any other matter to which such phrase is applied, a material adverse change in or effect on (i) such Party’s (and its subsidiaries’) business, operations, assets, condition (financial or otherwise) taken as a whole or (ii) such Party’s ability to perform its obligations under any Transaction Document to which it is a party.
     “NDA” means a new drug application or an abbreviated new drug application (as described in 21 CFR 314.50), including any amendments or supplements thereto, filed with the FDA pursuant to the FDCA and includes any Common Technical Document for the Registration of Pharmaceuticals for Human Use filed with the FDA or any Drug Regulatory Authority in Canada.
     “NDA Acceptance” means the earlier of (i) the date Cadence receives written notice from the FDA of acceptance by the FDA of an NDA filed by or on behalf of Cadence or its licensees with respect to any Product in the United States, or (ii) sixty (60) days following filing of such NDA with the FDA, provided that Cadence has not received a “Notice of Refusal to File” from the FDA with respect to such NDA.
     “Net Sales” means the total revenue invoiced by Cadence, its Affiliated Companies, sublicensees, co-promotion and co-marketing partners and any other Person selling or promoting Products on behalf of any such Person from the sale of a Product to independent Third Parties in the Territory less the following amounts: (a) credits, allowances and rebates to, and chargebacks from the account of, such customers for spoiled, damaged, out-dated and returned Product;

(b) trade discounts, cash discounts, quantity discounts, rebates and other price reduction programs, and other charge back payments; (c) sales, value-added and other similar taxes (including duties or other governmental charges levied on, absorbed or otherwise imposed on the sales of Products including governmental charges otherwise measured by the billing amount); (d) customs duties, surcharges and other governmental charges incurred in connection with the exportation or importation of the Product; and (e) bad debts on Product sales written off in accordance with generally accepted accounting principles, consistently applied. For the purposes of this definition, samples distributed by Cadence, its Affiliated Companies, sublicensees, co-promotion and co-marketing partners and any other Person selling or promoting Products on behalf of any such Person to their customers free of charge, and any Product used or provided for clinical or research purposes, shall not be included in Net Sales.
     When Products are sold for monies other than Dollars, the monies due will first be determined in the foreign currency of the country in which such Products were sold and then converted into equivalent Dollars, on a monthly basis, using the applicable U.S. Federal Reserve rate in effect on the last business day of each calendar month.
     In the event that Cadence makes sales of Products to an Affiliated Company, sublicensee, co-promotion or co-marketing partner or any other person selling or promoting Products on behalf of any such Person, the calculation of Net Sales shall be based on the greater of (x) the revenue received by Cadence from its sale of Products to the Affiliated Company, sublicensee, co-promotion or co-marketing partner or other person selling or promoting Products on behalf of any such Person, as the case may be, and (y) the revenue received by the Affiliated Company, sublicensee, co-promotion or co-marketing partner or other person selling or promoting Products on behalf of any such Person from its sale of Products to Third Parties.
     “[***] Date” has the meaning set forth in Section 2.1(c).
     “[***] Date” has the meaning set forth in Section 2.24(d).
     “Organizational Documents” means, with respect to any Person at any time, such Person’s certificate or articles of incorporation, by-laws, memorandum and articles of association, certificate of formation of limited liability company, limited liability company agreement, and other similar organizational or constituent documents, as applicable, in effect at such time.
     “Other Chemical Entity” means any chemical entity that is not parenteral paracetamol or a Derivative thereof.
     “Other Reportable Information” has the meaning set forth in Section 2.15(e).
     “Parties” has the meaning given to such term in the introductory paragraph hereof.
     “Party” has the meaning given to such term in the introductory paragraph hereof.

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     “Patents” means, to the extent that they have been or are filed or issued in the Territory: (a) patents and patent applications existing as of the Execution Date and/or at any time thereafter; and (b) any divisionals, continuations, substitutions, continuations-in-part, extensions, renewals, re-examinations or reissues of such patents and/or applications as of the Execution Date and/or at any time thereafter.
     “Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, governmental authority or other entity.
     “Pharmatop” has the meaning given to such term in Background.
     “Pharmatop Know-How” means the Know-How (as such term is defined in the Pharmatop License Agreement) licensed to BMS under the Pharmatop License Agreement.
     “Pharmatop License Agreement” has the meaning given to such term in Background.
     “Pharmatop Patent Challenge” has the meaning given to such term in Section 2.16(a).
     “Pharmatop Patents” means the Licensed Patents (as such term is defined in the Pharmatop License Agreement) filed or issued in the Territory and licensed to BMS under the Pharmatop License Agreement.
     “Pharmatop Royalty Term” means, with respect to each country in the Territory on a country-by-country basis, the date commencing with the date of first commercial sale of a Product in such country, and terminating upon the latest of (a) the date that is ten (10) years after such first commercial sale in such country, (b) the date that the manufacture, use and sale of a Product in such country is no longer covered by any Valid Claim of a Pharmatop Patent in such country (including any patent term extensions, such as pediatric exclusivity extensions, as may be available under Applicable Law) or (c) the date that the obligation of BMS to pay royalties to Pharmatop (or any successor licensor), pursuant to the Pharmatop License Agreement, terminates.
     “Previously Disclosed” means with respect to any document or information, a document or information set forth in a mutually agreed letter or memorandum delivered by Cadence or BMS to the other contemporaneously with the execution of this Agreement which identifies such document or information as “Previously Disclosed” for purposes of this Agreement.
     “Proceedings” has the meaning given to such term in Section 6.1(e) hereof.
     “Product” means (i) any parenterally administered dosage form containing paracetamol (or any Derivative thereof) alone or in combination with one or more other drugs (as defined, as of December 23, 2002, in Section 201 of the FDCA), and for which the manufacture, use or sale in a country in the Territory (x) would otherwise infringe any of the Pharmatop Patents or BMS Patents but for the license rights granted by BMS in Article 2 hereof, and/or (y) incorporates or uses to any material extent any Pharmatop Know-How and/or (ii) any parenterally administered dosage form containing paracetamol (or any Derivative thereof) alone or in combination with one or more other drugs (as defined, as of December 23, 2002, in Section 201 of the FDCA) that is manufactured by a process that incorporates or uses to any material extent any BMS Know-How. When used with respect to any jurisdiction outside the Territory, “Product” shall refer to any parenterally administered dosage form containing paracetamol (or any Derivative thereof) alone or in combination with one or more other drugs (as defined, as of December 23, 2002, in Section 201 of the FDCA).
     “Product Data” means data, information and conclusions resulting from any analytical, galenical, stability, toxicology or pharmacokinetic work and/or clinical studies and/or clinical trials relating to, or conducted by or on behalf of BMS or Cadence and filed in support of, Approval of Products in the United States.
     “Qualifying [***]” means a [***], with respect to which [***].
     “Qualifying [***]” means any [***] (i) [***], (ii) [***], and (iii) [***].
     “Receiving Party” has the meaning given to such term in the definition of “Confidential Information” herein.
     “Registrational Information” has the meaning set forth in the Pharmatop License Agreement.
     “Regulatory Filings” means, collectively, any and all INDs, NDAs or any other filings (including any foreign equivalents) as may be required by any Drug Regulatory Authority for the development, manufacture or commercialization of Products, as applicable.
     “[***] Product” has the meaning given to such term in Section 2.24(b) hereof.
     “Royalties” has the meaning given to such term in Section 4.1(h) hereof.
     “Rules” has the meaning given to such term in Section 7.6(a) hereof.
     “[***]” has the meaning given to such term in Section 2.24(a).
     “[***]” has the meaning set forth in Section 2.24(a).
     “Specified Number of Days” has the meaning given to such term in Section 8.3.
     “Sublicense” has the meaning given to such term in Section 2.1(a) hereof.
     “Tax” means all taxes, charges, fees, levies or other assessments, and all estimated payments thereof, including income, excise, license, severance, stamp, occupation, premium, profits, windfall profits, customs duties, capital stock, employment, disability, registration, alternative or add-on minimum, property, sales, use, value added, environmental, franchise, payroll, transfer, gross receipts, withholding, social security or similar unemployment taxes, and any other tax of any kind whatsoever, imposed by any federal, state, local or foreign

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governmental authority, including any interest, penalties and additions to tax relating to such taxes, charges, fees, levies or other assessments.
     “Tech Transfer Period” has the meaning given to such term in Section 2.12 hereof.
     “Tech Transfer Plan” has the meaning given to such term in Section 2.10 hereof.
     “Technology” means and includes all inventions, discoveries, Improvements, trade secrets, know-how, processes, procedures, research records, records of inventions, test information, market surveys and other similar proprietary methods, materials or property, whether or not patentable, relating to Products, including (a) samples of, methods of production or use of, and structural and functional information pertaining to, chemical compounds, proteins or other biological substances, (b) data, formulations, techniques and know-how (including any negative results), and (c) rights under patents, patent applications and copyrights.
     “Technology Documentation” means a written description of the BMS Know-How.
     “Territory” means the United States (including Puerto Rico and all U.S. possessions and territories) and Canada.
     “Third Party” means any Person other than Cadence, BMS and their respective Affiliated Companies.
     “Title 11” has the meaning given to such term in Section 8.10 hereof.
     “Transaction Documents” means this Agreement and the Clinical Supply Agreement.
     “Transfer Taxes” means taxes and assessments imposed upon the transfer, such as transfer, sales, value added, and stamp taxes, and not Taxes measured by income or gain, but including any interest, penalties or other additions thereto.
     “[***]” has the meaning set forth in Section 2.24(a).
     “[***]” has the meaning set forth in Section 2.24(a).
     “Valid Claim” means a claim in any unexpired issued Pharmatop Patent or BMS Patent that has not been held invalid or unenforceable by a non-appealed or unappealable decision by a court or other appropriate body of competent jurisdiction, and which is not admitted to be invalid through disclaimer, dedication to the public, and which has not been cancelled or abandoned in accordance with and as permitted by (i) both the terms of this Agreement and the Pharmatop License Agreement in the case of the Pharmatop Patents, or (ii) the terms of this Agreement in the case of the BMS Patents.

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ARTICLE II — GRANT OF U.S. AND CANADIAN RIGHTS AND RELATED TRANSFERS
     2.1 Grant of Sublicense and License .
          (a) Effective as of the Effective Date and subject to Section 3.4 and the reservation of rights set forth in Section 2.2 and subject to early termination as provided in Article VIII, BMS hereby grants to Cadence on behalf of itself and its Affiliated Companies:
          (i) subject to the terms, conditions and limitations set forth in the Pharmatop License Agreement and subject to Section 2.1(c):
     (A) an exclusive (even as to BMS), royalty-bearing sublicense under the BMS Rights with the right to sublicense as provided in Section 2.4, to import, use, sell and offer for sale Products in the Territory;
     (B) an exclusive (even as to BMS) sublicense under the BMS Rights, with the right to sublicense as provided in Section 2.4, to make and have made the Products in the Territory solely for (1) import, use, sale and offer for sale within the Territory or (2) import and use in clinical trials in the Clinical Study Countries as permitted by Section 3.6; and
     (C) an exclusive (even as to BMS) sublicense under the BMS Rights, with the right to sublicense as provided in Section 2.4, to make and have made the Products anywhere in the world solely for (1) import, use, sale and offer for sale within the Territory, subject to the limitations set forth in Section 2.1 of the Pharmatop License Agreement (other than the consent of UPSA S.A., which has been obtained as of the Effective Date) and subject to Section 3.8, or (2) import or use in Cadence’s clinical trials in the Clinical Study Countries as permitted by Section 3.6 hereof;
          (ii) a non-exclusive license under the BMS Patents, with the right to sublicense as provided in Section 2.4, to import, use, sell and offer for sale Products in the Territory; provided, however, that the license granted in this paragraph shall not grant any right to the composition of matter of any Other Chemical Entity, or the right to import, use, sell or offer for sale any Other Chemical Entity or to any use not claimed by the BMS Patents;
          (iii) a non-exclusive license under the BMS Patents, with the right to sublicense as provided in Section 2.4, to make and have made the Products in the Territory solely for import, use, sale and offer for sale within the Territory; provided, however, that the license granted in this paragraph shall not grant any right to the composition of matter of any Other Chemical Entity, or the right to make or have made any Other Chemical Entity or to any use not claimed by the BMS Patents;
          (iv) a non-exclusive license under the BMS Know-How, with the right to sublicense as provided in Section 2.4, to make and have made the Products anywhere in the world solely for (1) use and sale within the Territory and (2) import and use in clinical trials in the Clinical Study Countries as permitted by Section 3.6; and.

          (v) a non-exclusive right to use, copy, translate, display and distribute (subject to any confidentiality obligations), improve and make derivative works of the BMS Technology Documentation for the purpose of making and having made the Products consistent with the license set forth above with respect to the BMS Know-How.
          The sublicenses granted in Section 2.1(a)(i) are referred to herein collectively as the “Sublicense”), and the licenses granted in Sections 2.1(a)(ii), (iii), (iv) and (v) are referred to herein collectively as the “License”).
          The Sublicense granted to Cadence hereby shall only permit Cadence to sell Products that are packaged, finished products ready for use, and the Sublicense shall not extend to any sales in bulk or of semi-finished products except to permitted sublicensee(s) of Cadence. Except as may be otherwise agreed in writing by BMS in its sole discretion, the License granted to Cadence hereby shall only permit Cadence to sell Products that are packaged, finished products ready for use, and the License shall not extend to any sales in bulk or of semi-finished products except to permitted sublicensee(s) of Cadence.
          (b) Cadence hereby (i) accepts such Sublicense and License, (ii) acknowledges that the Sublicense rights granted hereunder are subject and subordinate to the rights of Pharmatop under, and all the terms and conditions of, the Pharmatop License Agreement and (iii) agrees to comply with all the restrictions of the Pharmatop License Agreement that relate to the exercise of the rights sublicensed to Cadence hereunder.
          (c) If on the [***], then [***]; provided that:
     (i) [***] (A) Cadence may [***] and (B) such [***]. Cadence shall provide to BMS evidence reasonably satisfactory to BMS of the accuracy of such report. Notwithstanding the foregoing, [***] (A) [***] or (B) [***]. In the event [***] as provided in this Section 2.1(c).
     (ii) Such [***].
     (iii) Such [***].
     Each date, if any, as of which such [***].
          (d) Any Affiliated Companies on whose behalf BMS has made any of the foregoing license grants that hereafter ceases to be an Affiliated Company of BMS shall nevertheless continue to be obligated under such license grants in accordance with the terms of this Agreement.
     2.2 No Implied Licenses; Reservation of Rights .
          (a) Cadence shall have no licenses or other rights other than those expressly granted in this Agreement, and, in particular and without limiting the foregoing, nothing in this

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Agreement shall be construed to grant Cadence any licenses or other rights in any intellectual property rights, information or data (i) owned or Controlled by BMS or any of its Affiliated Companies, except as expressly set forth in this Agreement or (ii) owned or Controlled by Pharmatop or any of its Affiliated Companies that is not licensed by Pharmatop to BMS under the Pharmatop License Agreement.
          (b) Cadence acknowledges that BMS or one or more of its Affiliated Companies holds certain license rights from Pharmatop (whether under the Pharmatop License Agreement or otherwise) relating to countries outside the Territory, and, except for the right of cross-reference provided for in Section 2.8(d), the rights granted to Cadence under this Agreement do not include any license or other rights with respect to such other rights of BMS and its Affiliated Companies, all of which are expressly reserved to BMS and its Affiliated Companies.
          (c) Notwithstanding the [***], BMS hereby reserves the non-exclusive, sublicensable right under the BMS Rights, BMS Patents and BMS Know-How (i) to make and have made the Products in the Territory for supply to Cadence, or to the extent otherwise necessary or appropriate for BMS or any of its Affiliated Companies or sublicensees to perform its obligations, under the Clinical Supply Agreement, (ii) to make and have made the Products anywhere in the world for import, use, sale and offer for sale outside the Territory and (iii) to import, make, have made and use Products in the Territory for any non-clinical or clinical research purpose of BMS and its Affiliated Companies (subject, to the extent applicable, to Section 3.7) or in support of any Regulatory Filings or other activities outside the Territory (subject, to the extent applicable, to Section 3.7); provided that the rights reserved pursuant to clause (iii) above shall not be sublicensable.
          (d) BMS is not sublicensing or granting to Cadence, and Cadence acknowledges and agrees that it is not receiving any rights under Section 2.10 or the proviso of the last sentence of Section 2.3 of the Pharmatop License Agreement, all of which are reserved to BMS.
          (e) BMS shall have no licenses or other rights other than those expressly granted in this Agreement, and, in particular and without limiting the foregoing, nothing in this Agreement shall be construed to grant BMS any licenses or other rights in any intellectual property rights, information or data owned or Controlled by Cadence or any of its Affiliated Companies, except as expressly set forth in this Agreement.
     2.3 Rights of Pharmatop .
          (a) Nothing in this Agreement shall reduce or limit any of Pharmatop’s rights under the Pharmatop License Agreement.
          (b) Pharmatop shall have the same right to supervise the activities of Cadence hereunder as Pharmatop has with respect to BMS’s activities under the Pharmatop License Agreement.

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          (c) Pharmatop shall have the same rights to audit Cadence’s (and any of its sublicensee’s) activities relevant to this Agreement, and to inspect Cadence’s (and any sublicensee’s) facilities involved in the manufacture of Products, in the same manner as Pharmatop has with respect to BMS’s activities and facilities under the Pharmatop License Agreement.
     2.4 Further Sublicenses.
          (a) Except as set forth in Section 2.5, the rights licensed to Cadence under Section 2.1 shall be sublicensable to a Third Party [***] (except to the extent otherwise agreed to by BMS in writing in its sole discretion, which writing shall, to the extent applicable, specifically waive compliance with this Section 2.4(a)): (i) such sublicense shall refer to this Agreement and shall be subject and subordinate to this Agreement and, with respect to the Sublicense, the Pharmatop License Agreement, (ii) the sublicensee shall assume and agree in writing to be bound by and comply with the terms and conditions of this Agreement in the same manner as Cadence, and without limiting the generality of the foregoing to maintain insurance coverage at the same levels and on the same terms and conditions as set forth in Section 7.5, provide sales reports pursuant to Section 4.7 hereof and keep books and records and permit BMS to review such books and records pursuant to Section 4.8 hereof, (iii) BMS shall be made an express third party beneficiary of the sublicensee’s obligations under such sublicense that relate to compliance with the terms and conditions of this Agreement with the express right to enforce the same directly against the sublicensee, (iv) a copy of the proposed sublicense (except that any confidential financial terms may be redacted) shall be provided to BMS at the time Cadence seeks BMS’s consent to such sublicense as aforesaid, (v) an executed copy of the sublicense (except that any confidential financial terms may be redacted) shall be provided to BMS promptly after execution, (vi) each sublicense or other right granted by Cadence with respect to any right licensed to it hereunder shall terminate immediately upon the termination of the Sublicense or License from BMS to Cadence with respect to such right; and (vii) such sublicensees shall not have the right to grant further sublicenses or otherwise transfer any rights sublicensed to them with respect to the Products except in accordance with and subject to this Section 2.4 and all of the other terms and conditions of this Agreement. The foregoing shall also apply in the event of any subsequent amendment or modification of such sublicense agreement. In the event Cadence desires to effect any such sublicense, it shall provide BMS with such information concerning the proposed arrangement as BMS may reasonably request. BMS shall use reasonable efforts to provide its response within [***] ([***])[***] (or, if BMS so requests, [***] ([***])[***]) after receiving such information. The failure of BMS to consent to or disapprove of such proposed sublicense within such [***] period shall not constitute a consent to such sublicense.
          (b) Cadence may grant sublicenses to its Affiliated Companies under the Sublicense and the License [***], subject, in the case of a sublicense of rights licensed to Cadence pursuant to the Sublicense, to compliance with the Pharmatop License, and then shall be sublicensable only as follows (except to the extent otherwise agreed to by BMS in writing in its sole discretion, which writing shall, to the extent applicable, specifically waive compliance

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with this Section 2.4(a)): (i) such sublicense shall be subject and subordinate to this Agreement and, with respect to the Sublicense, the Pharmatop License Agreement, (ii) such sublicense shall terminate immediately in the event such Affiliated Company ceases to be an Affiliated Company of Cadence, (iii) an executed copy of the sublicense shall be provided to BMS promptly after execution, (iv) each sublicense or other right granted by Cadence with respect to any right licensed to it hereunder shall terminate immediately upon the termination of the Sublicense or License from BMS to Cadence with respect to such right and (v) such sublicensees shall not have the right to grant further sublicenses or otherwise transfer any rights sublicensed to them with respect to the Products except in accordance with and subject to this Section 2.4 and all of the other terms and conditions of this Agreement. The foregoing shall also apply in the event of any subsequent amendment or modification of such sublicense agreement. Without limiting any of Cadence’s responsibilities under Section 2.4(c), Cadence shall cause its Affiliated Company to comply with the terms and conditions of this Agreement in the same manner as Cadence.
          (c) Cadence shall be primarily responsible for all payments due and the making of reports under this Agreement by its sublicensees and for compliance with all applicable terms of this Agreement, and Cadence shall remain jointly and severally liable with each of its sublicensees (whether or not such sublicensee is an Affiliated Company of Cadence) for any failure by such sublicensee to perform, observe or comply with the terms and conditions of this Agreement or the Pharmatop License Agreement.
          (d) Any purported sublicense hereunder not entered into in compliance with this Section 2.4 shall be null and void and without effect.
          (e) Cadence or its Affiliated Companies may engage a Third Party, including a contractor, consultant, or Contract Research Organization, to perform research or development activities with respect to Products on behalf of Cadence or its Affiliated Companies and such activities shall not be deemed a sublicense if no rights under the BMS Rights, BMS Patents or BMS Know-How are licensed or granted; provided, that (i) none of the rights of BMS hereunder are diminished or otherwise adversely affected as a result of such engagement, (ii) any such Third Party shall enter into an appropriate written agreement obligating such Third Party to be bound by obligations of confidentiality and restrictions on use of Confidential Information that are no less restrictive than the obligations in this Agreement; and (iii) Cadence shall at all times be responsible for the performance of such Third Party. Cadence shall use all reasonable efforts to cause such Third Party to agree in writing to assign to Cadence inventions made by such Third Party in performing such services for Cadence.
     2.5 Delegation of Manufacturing. Subject to the scope of the rights granted to Cadence in the Sublicense and the License and subject to Section 3.8, Cadence may arrange by written agreement to have the Products manufactured by a Third Party manufacturer without the prior consent of BMS but subject to compliance with the Pharmatop License Agreement with respect to sublicensing, if applicable, and subject to clauses (i), (iii), (v), (vi) and (vii) of Section 2.4(a) and the provision to BMS of a copy of the agreement or agreements relating to such manufacturing arrangement (subject to redaction of confidential financial terms) promptly after the execution thereof. If the Products are manufactured by a Third Party manufacturer (other than pursuant to the Clinical Supply Agreement), Cadence shall notify BMS and Pharmatop and shall provide BMS and Pharmatop with the identity of each such manufacturer and provide proof to BMS and Pharmatop that (a) each such manufacturer has been informed in writing that the products to be made are subject to the Licensed Patents (as defined in the Pharmatop License Agreement) held by Pharmatop and (b) each such manufacturer has agreed to manufacture the Products only pursuant to a written agreement with Cadence and solely for the benefit of Cadence and its sublicensees. In addition Cadence shall use reasonable efforts to have such Third Party agree in writing to assign or license to Cadence Improvements made by such Third Party with respect to the manufacture of the Products, which license if obtained by Cadence shall include the right to sublicense such rights to BMS and Pharmatop as contemplated by Section 2.7. The above restrictions do not apply to raw materials, packaging items or other incidental articles from outside suppliers, or to the performance of packing operations in accordance with customary practices in the pharmaceutical industry.
     2.6 Development and Commercialization Arrangements. Cadence shall not enter into any co-development or other development collaboration with any Third Party with respect to the Products without the prior written consent of BMS. The engagement of a Contract Research Organization to perform research or development services on behalf of Cadence or its Affiliated Companies, which research is funded entirely by Cadence and its Affiliated Companies (and not indirectly by a Third Party through Cadence or any of its Affiliated Companies), shall not constitute a co-development or other development collaboration that requires the consent of BMS. In the event Cadence enters into any co-promotion or co-marketing arrangement with any Third Party with respect to the Products or any other arrangement with a Third Party whereby such Third Party would distribute or commercialize any Product, Cadence shall include in the quarterly reports provided to BMS pursuant to Section 3.2 information concerning the activities of the other party to such co-promotion, co-marketing, distribution or commercialization arrangement. In connection with any arrangement with a Third Party whereby such Third Party would distribute, co-promote, co-market or otherwise develop or commercialize any Product (or collaborate with Cadence in the development or commercialization of any Product), Cadence shall comply, and shall cause such Third Party to comply, with all applicable terms and conditions of this Agreement and the Pharmatop License Agreement. Cadence shall remain jointly and severally liable with any such Third Party for any failure by such Third Party to perform, observe or comply with the terms and conditions of this Agreement or the Pharmatop License Agreement.
     2.7 Improvements.
          (a) BMS shall inform Cadence in a timely manner of any Improvements made by Pharmatop (or any Third Party sublicensees of Pharmatop) as to which BMS receives notice pursuant to Section 2.2 or Article 8 of the Pharmatop License Agreement. If requested by Cadence, BMS will request that Pharmatop license such Improvements to BMS and, upon receipt of such license, shall sublicense such Improvements to Cadence on a non-exclusive, [***] basis ([***]), consistent with the license thereof from Pharmatop and the Pharmatop License Agreement, to the extent not already covered by the Sublicense.

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          (b) BMS shall notify Cadence in writing of any Improvements made in whole or in part by its (and its Affiliated Companies’) employees, agents, sublicensees and Third Party manufacturers after the Effective Date and Controlled and implemented by BMS and its Affiliated Companies. Upon the request of Cadence, BMS shall grant Cadence a non-exclusive, [***] license to practice and use such Improvements, including the right to grant sublicenses, anywhere in the world to make and have made Products solely (i) to import, use, sale and offer for sale within the Territory and (ii) to import and use in clinical trials in the Clinical Study Countries as permitted by Section 3.6. BMS shall provide Cadence with such information in BMS’s possession as may be reasonably requested by Cadence in order to practice such Improvements.
          (c) Cadence shall notify BMS and Pharmatop in writing of any Improvements made in whole or in part by its (and its Affiliated Companies’) employees, agents, sublicensees and Third Party manufacturers after the Effective Date and Controlled and implemented by Cadence and its Affiliated Companies, and Cadence shall license such Improvements to Pharmatop on the basis described in Article 8 of the Pharmatop License Agreement. In addition, upon the request of BMS, Cadence shall grant BMS a non-exclusive [***] license to practice and use such Improvements, including the right to grant sublicenses, anywhere in the world (i) to make and have made the Products in the Territory for supply to Cadence, or to the extent otherwise necessary or appropriate for BMS or any of its Affiliated Companies or sublicensees to perform its obligations, under the Clinical Supply Agreement, (ii) to make and have made the Products anywhere in the world for import, use, sale and offer for sale outside the Territory and (iii) to import, make, have made and use Products in the Territory for any non-clinical or clinical research purpose of BMS and its Affiliated Companies (subject, to the extent applicable, to Section 3.7) or in support of any Regulatory Filings or other activities outside the Territory (subject, to the extent applicable, to Section 3.7); provided that the rights granted pursuant to clause (iii) above shall not be sublicensable. Cadence shall provide BMS with such information in Cadence’s possession as may be reasonably requested by BMS in order to practice such Improvements.
     2.8 Transfer of Regulatory Filings; Communications with Regulatory Authorities .
          (a) As of the Effective Date, BMS hereby cedes and assigns to Cadence all right, title and interest in and to the Regulatory Filings with Drug Regulatory Authorities in the Territory relating to the Products and shall use reasonable efforts to take any actions with the applicable Drug Regulatory Authority in the Territory that are necessary to transfer ownership and control of such Regulatory Filings to Cadence not later than five (5) days after the Effective Date.
          (b) During the [***]([***])[***] period following the Effective Date, BMS shall transfer to Cadence copies of all Regulatory Filings with Drug Regulatory Authorities in the Territory relating to Products and shall provide Cadence with copies of all material correspondence with Drug Regulatory Authorities in the Territory relating to Products. Following the Effective Date, Cadence shall have sole responsibility for (i) communicating with Drug Regulatory Authorities in the Territory with respect to Products, including responsibility for all Regulatory Filings in the Territory and all associated official correspondence and informal

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communications, and (ii) subject to Section 2.15, reporting to Drug Regulatory Authorities in the Territory any Adverse Event relating to Products in compliance with the requirements of Applicable Law in the Territory. If BMS maintains such Regulatory Filings and correspondence in electronic form, BMS shall provide such copies to Cadence in electronic form, but BMS shall have no obligation to reformat or otherwise alter or modify any materials or to create or recreate any such materials in electronic form in order to provide them to Cadence.
          (c) BMS and its Affiliated Companies and licensees and, subject to the terms of Sections 3.1 and 3.3 of the Pharmatop License Agreement, Pharmatop shall have a right to cross-reference, file or incorporate by reference any Regulatory Filings in the Territory transferred hereunder or subsequently made by Cadence and its Affiliated Companies and sublicensees with respect to Products in the Territory (and any data contained therein) to support Regulatory Filings by BMS and its Affiliated Companies and licensees for Products outside the Territory.
          (d) Cadence and its Affiliated Companies and licensees shall have a right to cross-reference, file or incorporate by reference any Regulatory Filings made by BMS and its Affiliated Companies and sublicensees of the BMS Rights with respect to Products outside the Territory (and any data contained therein) to support Regulatory Filings by Cadence and its Affiliated Companies and licensees in the Territory (or Regulatory Filings in such additional jurisdictions where Cadence may in the future acquire rights).
     2.9 Transfer of Data and Transition Arrangements . Following the Effective Date:
          (a) During the [***] ([***])[***] period following the Effective Date, BMS shall provide to Cadence a copy of (i) all Product Data, (ii) other written information, data and reports in BMS’s possession that relate exclusively to the Products to the extent such information, data and reports are necessary (in the reasonable judgment of both BMS and Cadence) to the development of the Products in the Territory, and (iii) the full Marketing Authorization dossier submitted to Drug Regulatory Authorities in the EU with respect to the Products (in non-Common Technical Document format) and the variation dossiers submitted to Drug Regulatory Authorities in the EU with respect to the Products after the initial Approval, including (1) with respect to Perfalgan (A) copies of the applicable clinical study reports (and the appendices, tables, listings and graphs therein), (B) copies of the raw data from the applicable clinical studies included in the Marketing Authorization Application, (C) to the extent available, rendered PDF copies of such clinical study reports (and such appendices, tables, listings and graphs) and (D) to the extent available, SAS data sets containing such raw data and (2) with respect to ProDafalgan, to the extent they exist, (A) copies of the applicable clinical study reports (and the appendices, tables, listings and graphs therein), (B) copies of the raw data from the applicable clinical studies included in the Marketing Authorization Application, (C) rendered PDF copies of such clinical study reports (and such appendices, tables, listings and graphs) and (D) SAS data sets containing such raw data, but only to the extent such information, data and reports described in clauses (i), (ii) and (iii) above are reasonably available to BMS or its Affiliated Companies without undue searching (the information, data and reports described in clauses (ii) and (iii) above being referred to herein as “Other Product Data”); provided,

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however, that the foregoing shall in no event require BMS or its Affiliated Companies to provide copies of laboratory notebooks or manufacturing run records required to be maintained by BMS or its Affiliated Companies under Applicable Law. If BMS or its Affiliated Company maintains such Product Data or Other Product Data in electronic form, BMS shall provide such copies to Cadence in electronic form, but BMS shall have no obligation to reformat or otherwise alter or modify any materials or to create or recreate any such materials in electronic form in order to provide them to Cadence. BMS shall retain ownership of such Product Data and Other Product Data, may retain a copy of the Product Data and Other Product Data and retains the right to use and reference such Product Data and Other Product Data for any purpose to the extent consistent with BMS’s other retained rights and the rights granted to Cadence hereunder, including the right to cross-reference, file or incorporate by reference such Product Data and Other Product Data and to assign, transfer or license to other Persons any or all of such rights of use and reference. Cadence shall have the right to use such Product Data and Other Product Data for any purpose in connection with the exercise of the rights granted to Cadence under this Agreement. In the event that any such Regulatory Filing is supplemented or modified, BMS shall notify Cadence that supplements or modifications have been made not later than [***] ([***])[***] after such supplementation or modification, and BMS shall provide Cadence with copies thereof upon Cadence’s request.
          (b) Cadence shall notify BMS in writing of the completion of any additional registrational clinical trials or studies (Phase I – Phase III) or large-scale safety studies performed by or on behalf of Cadence relating to Products within [***]([***])[***] after the final study report relating to such trial or study has been completed and received all necessary internal Cadence approvals in accordance with Cadence’s customary procedures. Cadence shall provide BMS semi-annually with copies of any such final study reports and copies of the final study reports relating to any non-registrational clinical trials or studies performed by or on behalf of Cadence relating to Products that have received all necessary internal Cadence approvals in accordance with Cadence’s customary procedures, in each case that have received such necessary approvals in the preceding semi-annual period, and BMS and its Affiliated Companies and licensees shall have a right to cross-reference, file or incorporate by reference such final study reports and any existing or future Regulatory Filings (and any data contained therein) made or maintained by Cadence and its Affiliated Companies for Products in the Territory (including the foreign equivalent of any NDA relating to Products) to support Regulatory Filings by BMS and its Affiliated Companies and licensees for Products outside the Territory and to use such final study reports, Regulatory Filings and data for other commercially reasonable uses to support commercialization activities outside the Territory. In the event that any such Regulatory Filing is supplemented or modified, Cadence shall notify BMS that supplements or modifications have been made not later than [***]([***])[***] after such supplementation or modification, and Cadence shall provide BMS with copies thereof upon Cadence’s request.
          (c) BMS shall notify Cadence in writing of the completion of any additional registrational clinical trials or studies (Phase I — Phase III) or large-scale safety studies done within the then existing label performed by or on behalf of BMS relating to Products within [***]([***])[***] after the final study report relating to such trial or study has been completed

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and received all necessary internal BMS approvals in accordance with BMS’s customary procedures. BMS shall provide Cadence semi-annually with copies of any such final study reports and copies of the final study reports relating to any non-registrational clinical trials or studies performed by or on behalf of BMS relating to Products that have received all necessary internal BMS approvals in accordance with BMS’s customary procedures, in each case that have received such necessary approvals in the preceding semi-annual period, and Cadence and its Affiliated Companies and licensees shall have a right to cross-reference, file or incorporate by reference such final study reports and any existing or future Regulatory Filings (and any data contained therein) made or maintained by BMS and its Affiliated Companies for Products outside the Territory (including the foreign equivalent of any NDA relating to Products) to support Regulatory Filings by Cadence and its Affiliated Companies and licensees for Products in the Territory and to use such final study reports, Regulatory Filings and data for other commercially reasonable uses to support commercialization activities in the Territory.
          (d) BMS shall provide Cadence with prompt written notice of any Registrational Information of Pharmatop made available to BMS pursuant to Article III of the Pharmatop License Agreement. To the extent permitted by the Pharmatop License Agreement, Cadence and its Affiliated Companies and licensees shall have a right to cross-reference, file or incorporate by reference any such Registrational Information to support Regulatory Filings by Cadence and its Affiliated Companies and licensees for Products in the Territory, provided [***] reimburses [***] directly (or indirectly through payment to [***]) [***] ([***]) of the [***] to develop or obtain such Pharmatop Registrational Information consistent with Sections 3.1 and 3.3 of the Pharmatop License Agreement.
     2.10 Tech Transfer Plan. Within [***]([***])[***] of the Effective Date, the Parties shall meet to develop a technology transfer plan (the “Tech Transfer Plan”) containing a plan and schedule for transferring and otherwise providing Cadence access to the BMS Know-How and Technology Documentation.
     2.11 Technology Documentation. Pursuant to the Tech Transfer Plan, BMS shall provide Cadence with one (1) copy (which may be in paper or electronic form as provided below) of the Technology Documentation to which BMS or its Affiliated Companies have access to without undue searching (unless such documents are material to the manufacture of the Products or Clinical Testing Products in which case BMS shall use all reasonable commercial efforts to locate such Technology Documentation); provided, however, that the foregoing shall in no event require BMS to provide copies of laboratory notebooks or manufacturing run records required to be maintained by BMS under Applicable Law (other than one blank batch record which shall be provided to Cadence). If BMS maintains such Technology Documentation in electronic form, BMS shall provide such Technology Documentation to Cadence in electronic form. Otherwise, BMS may provide such Technology Documentation in paper form. All Technology Documentation shall be in the English language, reasonably comprehendible and, if any Technology Documentation requires translation, authenticated translation shall be provided by BMS at no cost to Cadence. BMS shall not have any obligation to translate any documentation relating to the Pharmatop Know-How. The Technology Documentation at the

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time provided to Cadence shall be written with sufficient detail and clarity for Cadence, a Cadence Affiliated Company or a Third Party sublicensee or supplier of Cadence to practice and/or otherwise utilize the manufacturing processes disclosed thereunder. The Technology Documentation shall not be used by Cadence for any purpose other than to manufacture the Products and Clinical Testing Products as permitted under this Agreement and the Clinical Supply Agreement. The Technology Documentation shall be Confidential Information of BMS, and Cadence shall have full responsibility and liability to BMS for any unauthorized use or disclosure of such Confidential Information; provided that Cadence shall have the right to disclose and otherwise provide such Technology Documentation to one or more Third Party manufacturers and/or suppliers so long as such Third Parties agree to maintain the confidentiality of such information. BMS shall be responsible for the cost of providing one (1) set of copies only; provided, however, that BMS shall have no obligation to reformat or otherwise alter or modify any such materials to the extent provided consistent with this Section 2.11, or to create materials in electronic form, in order to provide them to Cadence.
     2.12 Technical Assistance. During the period commencing on the Effective Date and ending on [***] (the “Tech Transfer Period”), BMS shall provide the technical assistance provided for in this Section 2.12. During the Tech Transfer Period, BMS shall provide Cadence with the assistance of up to [***] of BMS employees having knowledge relevant to the Clinical Testing Products, the Technology Documentation and the BMS Know-How to provide Cadence with a reasonable level of technical assistance and consultation in connection with the technology transfer and implementation of the manufacturing processes included in the Technology Documentation for the purpose of assisting Cadence in assuming the responsibility for manufacturing the Products. The first [***]([***])[***] of such technical assistance and consultation shall be without charge to Cadence other than for the reasonable out-of-pocket costs of BMS and its Affiliated Companies. For technical assistance and consultation in excess of [***]([***])[***], Cadence shall pay BMS for such technical assistance and consultation at the rate of [***]. [***]. Cadence shall bear [***] implementing the Technology Documentation, including all costs and expenses it incurs in connection with such technology transfer, process development, manufacturing scale-up, quality control and quality assurance. BMS makes no warranty, express or implied, that Cadence shall be able to successfully implement and use the Technology Documentation. Cadence shall be responsible for ensuring that its personnel who receive such assistance are appropriately qualified and experienced for such purpose. At Cadence’s written request, BMS shall, during the Tech Transfer Period and upon reasonable prior notice and subject to BMS’s customary rules and restrictions with respect to site visits by non-BMS personnel, permit Cadence’s technical personnel to visit the facilities utilized by BMS for the supply of Clinical Testing Products under the Clinical Supply Agreement for the purpose of personally observing the production of the Clinical Testing Products. The time of BMS employees expended in connection with any such visit (but not visits contemplated by the Clinical Supply Agreement) shall be charged against the [***] of technical assistance and consultation to be provided by BMS hereunder and compensated as provided in this Section 2.12. BMS shall not have any obligation to provide any such technical assistance or consultation following the expiration of the Tech Transfer Period.

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     2.13 Cooperation. The Parties shall cooperate to implement processes to ensure a close, cooperative working relationship between the Parties and their respective technical personnel in order to facilitate the technology transfer assistance contemplated above.
     2.14 Additional Assistance. In the event Cadence desires any additional technical assistance or consultation, Cadence may request such additional technical assistance or consultation from BMS. BMS shall consider such request in good faith, but BMS shall not have any obligation to provide any such additional technical assistance or consultation unless BMS agrees in writing in its sole discretion to provide such additional technical assistance or consultation. In the event BMS agrees in its sole discretion to provide any such additional technical assistance or consultation, Cadence shall pay BMS for such additional technical assistance or consultation at a rate equal to [***].
     2.15 Pharmacovigilance; Adverse Event Reporting. Subject to the terms of this Agreement, and within [***] ([***])[***] after the Effective Date of this Agreement, BMS and Cadence (under the guidance of their respective Pharmacovigilance Departments, or equivalent thereof) shall in good faith define and finalize the responsibilities the Parties shall employ to protect patients and promote their well-being in their respective territories. These responsibilities shall include mutually acceptable guidelines and procedures for the receipt, investigation, recordation, communication, and exchange (as between the Parties) of adverse event reports, pregnancy reports, and any other information concerning the safety of the Product. Such guidelines and procedures shall be in accordance with, and enable the Parties and their Affiliated Companies to fulfill, local and international regulatory reporting obligations to government authorities. Furthermore, such agreed procedures shall be consistent with relevant International Council for Harmonization guidelines, except where said guidelines may conflict with existing local regulatory safety reporting requirements, in which case local reporting requirements shall prevail.
     Until such guidelines and procedures are set forth in an agreement between the Parties, hereafter referred to as the Safety Data Exchange Agreement, the terms of paragraphs (a) – (d) and (f) below, of this Section, shall apply. Following the execution of the Safety Data Exchange Agreement, paragraphs (a) – (d) and (f) shall have no further force or effect.
          (a) Each Party shall notify the other Party as soon as practicable, but not later than [***]([***])[***] after it receives information about the initiation of any investigation, review or inquiry by any Drug Regulatory Authority concerning the safety of the Product.
          (b) Individual Case Safety Reports and pregnancy reports which come to the attention of either Party shall be notified to the other Party, in English, in the form of a source document or CIOMS Form by secure email or fax within [***]([***])[***] of receipt.
          (c) Each Party is responsible for complying with all applicable investigational and post-marketing safety reporting regulations with respect to the use of the Product in the territory in which its affiliated companies, its sublicensees, its agents, or its contractors promotes

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the Product, as subject to the terms of this Agreement. This includes the submission of expedited and periodic reports to the appropriate Drug Regulatory Authority(s).
          (d) All information to be reported to a Party under this Section shall be sent as follows (or to such other address, contact person, telephone number, facsimile number or e-mail address as may be specified in writing to the other Party):

(i)	To BMS, at:

Bristol-Myers Squibb Company
Global Pharmacovigilance
Adverse Event Processing
311 Pennington-Rocky Hill Road
Mail Stop HW 19-1.01 Pennington, NJ 08534
USA
FAX Number: 609-818-3804
Email: worldwide.safety@bms.com

(ii)	To Cadence, at:

Cadence Pharmaceuticals, Inc.
12730 High Bluff Drive, Suite 410
San Diego, CA 92130
Attention: Vice President, Regulatory Affairs and Quality Assurance
Telephone: [***]
Facsimile: 858-436-1401
Email: [***]
          (e) A Party’s costs incurred in connection with receiving, investigating, recording, reviewing, communicating, and exchanging Adverse Events and Other Reportable Information shall be borne solely by such Party. As used herein, “Other Reportable Information” means any communication or other information that questions the purity, identity, potency or quality of the Product and all reports of Product exposure during pregnancy and Product overdose whether or not resulting in an Adverse Event.
          (f) If any Drug Regulatory Authority (1) should contact Cadence with respect to the improper development, use, distribution, manufacture or commercialization of any Product, (2) conducts, or gives notice of its intent to conduct, an inspection at Cadence’s facilities, or (3) takes, or gives notice of its intent to take, any other regulatory action with respect to any activity of Cadence that could reasonably be expected to adversely affect any development or commercialization activities of any Product under this Agreement, then Cadence shall promptly notify BMS of such contact or notice. Cadence shall provide BMS with copies of all pertinent information and documentation issued by any such Drug Regulatory Authority within two (2) Business Days of receipt and copies of any responses to such Drug Regulatory

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Authority that pertain to the Products promptly after the submission thereof to such Drug Regulatory Authority.
     2.16 Infringement – Pharmatop Patents.
          (a) In the event either Party becomes aware that the Pharmatop Patents (or their inventorship) have become the subject to an administrative or judicial action, suit or challenge by a Third Party (including any reexamination or other proceeding challenging the validity or enforceability of the Pharmatop Patents) with respect to the Territory (to the extent relating to the Territory, a “Pharmatop Patent Challenge”), such Party shall promptly notify the other Party and BMS and Cadence shall consult with each other in order to attempt to determine the appropriate response to such Pharmatop Patent Challenge. If Pharmatop undertakes the defense thereof, Cadence shall have the right, to the extent permitted by the Pharmatop License Agreement, to participate and be represented in any such Pharmatop Patent Challenge by its own counsel [***]. To the extent Cadence is not permitted by the Pharmatop License Agreement to participate directly in such Pharmatop Patent Challenge, BMS shall (i) consult with Cadence during the defense of such Pharmatop Patent Challenge and (ii) if requested by Cadence, participate in such Pharmatop Patent Challenge [***] and cooperate with Cadence, [***], to arrange for the interests of the Parties (including Cadence) to be represented in such Pharmatop Patent Challenge.
          If Pharmatop does not defend any such Pharmatop Patent Challenge, BMS shall provide written notice to Cadence promptly after receiving notice of Pharmatop’s decision not to defend and shall consult with Cadence concerning the defense of such Pharmatop Patent Challenge. BMS shall use reasonable efforts (in light of relevant time and other deadlines) to determine whether it will defend such Pharmatop Patent Challenge and, if BMS elects not to defend such Pharmatop Patent Challenge, shall use reasonable efforts to provide Cadence with sufficient notice to permit Cadence to defend such Pharmatop Patent Challenge as permitted by Section 6.3 of the Pharmatop License Agreement and as set forth in this Section 2.16.
          If BMS elects to defend against any such Pharmatop Patent Challenge as permitted by Section 6.3 of the Pharmatop License Agreement, BMS shall consult with Cadence during the defense of such Pharmatop Patent Challenge and BMS shall permit Cadence to participate and be represented in any such Pharmatop Patent Challenge by its own counsel [***].
          The Parties shall reasonably assist Pharmatop and the other Party in the defense of any Pharmatop Patent Challenge. In the event the Party defending such Pharmatop Patent Challenge requests the assistance of the other Party, [***] shall reimburse the [***] for its [***] incurred in connection with such assistance. BMS shall not, without the written consent of Cadence, consent to the entry into any such settlement agreement by Pharmatop, that would restrict the scope, or adversely affect the enforceability or validity of, any of the Pharmatop Patents in the Territory.
          If neither Pharmatop nor BMS elects to defend against a Pharmatop Patent Challenge, then BMS shall provide written notice to Cadence promptly after the later of BMS

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receiving notice of such decision by Pharmatop or such decision by BMS (in accordance with the last sentence of the second paragraph of this Section 2.16(a)) and, to the extent permitted by the Pharmatop License Agreement, Cadence shall have the right to defend [***] any such Pharmatop Patent Challenge in accordance with Section 6.3(b) of the Pharmatop License Agreement, and BMS shall be entitled to participate and be represented in any such Pharmatop Patent Challenge by its own counsel [***]. Cadence shall not enter into any settlement agreement with respect to such Pharmatop Patent Challenge, without the written consent of Pharmatop to the extent required by the Pharmatop License Agreement, and the written consent of BMS. If Cadence is not permitted by the Pharmatop License Agreement to defend such Pharmatop Patent Challenge, then at the written request of Cadence, BMS shall defend such action, suit or challenge as provided above, at [***].
          (b) In the event either Party becomes aware of any infringement of a Valid Claim in the Territory under the Pharmatop Patents, such Party shall promptly notify the other Party and BMS and Cadence shall consult with each other and with Pharmatop in order to attempt to end such infringement, consistent with the Pharmatop License Agreement and shall take all appropriate action to do so. BMS shall have the right in the first instance, but not the obligation, to initiate legal action against an infringing party. Cadence shall reasonably assist BMS and Pharmatop in any action or proceeding prosecuted against the infringing Person by BMS or Pharmatop. If neither Pharmatop nor BMS prosecutes a legal action against the infringing Person (or if Pharmatop or BMS ceases to pursue or withdraws from such action), Cadence may initiate and prosecute such action (or substitute itself for Pharmatop or BMS in such action) at its own expense to the extent permitted by and in accordance with Section 6.5 of the Pharmatop License Agreement. Cadence shall not enter into a settlement agreement concerning such action, suit or challenge without the written consent of BMS.
          If neither Pharmatop nor BMS prosecutes a legal action against the infringing Person (or if Pharmatop or BMS ceases to pursue or withdraws from such action) and Cadence is not permitted by Section 6.5 of the Pharmatop License Agreement to initiate and prosecute such action (or substitute itself for Pharmatop or BMS in such action), then at the written request of Cadence, BMS shall initiate and prosecute such action at the expense of Cadence and shall not, without the written consent of Cadence, enter into a settlement agreement with such infringing Person that would restrict the scope, or adversely affect the enforceability or validity of, any of the Pharmatop Patents in the Territory.
          (c) Subject to the rights of Pharmatop set forth in the Pharmatop License Agreement, in the event either Party recovers any damages or other sums in such action in relation to any infringement of a Valid Claim under a Pharmatop Patent in the Territory or in settlement thereof, such damages or other sums recovered shall first be applied to all out-of-pocket costs and expenses incurred by the Parties in connection therewith, including attorneys fees, subject to any allocation due to Pharmatop pursuant to the Pharmatop License Agreement. If such recovery (after giving effect to any allocation due to Pharmatop pursuant to the Pharmatop License Agreement) is insufficient to cover all such costs and expenses of both Parties, it shall be shared in proportion to the total of such costs and expenses incurred by each

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Party. If after such reimbursement any funds shall remain from such damages or other sums recovered (after giving effect to any allocation due to Pharmatop pursuant to the Pharmatop License Agreement), such funds shall be shared [***] ([***]) by Cadence and [***] ([***]) by BMS. In the event any such action involves patent rights outside the Territory, Cadence shall be entitled to share only in the portion of any recovery that relates to infringement of any Pharmatop Patents in the Territory and shall not have any right to share in any recovery with respect to rights outside the Territory.
     2.17 Infringement – BMS Patents.
          (a) In the event the BMS Patents (or their inventorship) become the subject to an administrative or judicial challenge by a Third Party with respect to the Territory, BMS shall notify Cadence of such challenge within [***]([***])[***] of receipt of notice of such challenge. BMS shall have the right, but not the obligation, to defend such action, suit or challenge, and BMS shall notify Cadence of its decision regarding whether or not it will defend such action, suit or challenge. If BMS decides in its sole discretion to enter into any settlement agreement with respect to such action, suit or proceeding, BMS shall notify Cadence of such intent. If such settlement restricts the scope, or adversely affects the license to the BMS Patents granted to Cadence under Section 2.1, Cadence shall have the right, but not the obligation, to enter into discussions with BMS for the purpose of renegotiating the terms of said license in view of such settlement.
          (b) If BMS does not defend any such action, suit or challenge and Cadence disagrees with BMS’s decision, Cadence shall have the right, but not the obligation, to (i) enter into discussion with BMS for the purpose of renegotiating the terms of the license to the BMS Patents granted to Cadence under Section 2.1 or (ii) notwithstanding Article 8 of this Agreement, terminate the License granted under Sections 2.1(a)(ii) – (v) subject to the confidentiality provisions set forth in Sections 5.2 and 5.3.
     2.18 Maintenance of BMS Patents. In the event BMS determines that it no longer desires to maintain any of the BMS Patents, BMS shall notify Cadence in writing of the BMS Patents that it no longer desires to maintain, and Cadence shall have the right to retain counsel of its own choosing to prosecute and maintain such BMS Patents and to make all maintenance and other payments as may be necessary to maintain such BMS Patents in effect.
     2.19 Noncontravention. Neither BMS nor Cadence shall be required to take any action pursuant to Section 2.16, 2.17, 2.21 and 2.22 that it determines in its sole judgment and discretion conflicts with or violates any court or government order or decree to which it is then subject.
     2.20 Patent Extensions. Subject to applicable terms of the Pharmatop License Agreement, BMS and Cadence shall each cooperate with one another to obtain patent term extensions (including any pediatric exclusivity extensions as may be available) or supplemental protection certificates or their equivalents in any country in the Territory with respect to a BMS Patent or Pharmatop Patent in the Territory.

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     2.21 Data Exclusivity and Orange Book Listings. Subject to applicable terms of the Pharmatop License Agreement: (i) with respect to data exclusivity periods in the Territory (such as those periods listed in the FDA’s Orange Book (including any available pediatric extensions)) Cadence, as appropriate, shall use commercially reasonable efforts consistent with its obligations under Applicable Law in the Territory to seek, maintain and enforce all such data exclusivity periods available for Products, and (ii) with respect to filings in the FDA Orange Book for issued patents for a Product, the appropriate Party shall, consistent with its obligations under Applicable Law in the Territory, list (and update as appropriate) in a timely manner all applicable Patents required to be filed by it, or that it is permitted to file, under such Applicable Law in connection with such Product. At least [***] ([***])[***] prior to an anticipated deadline for the filing of patent listing information for such Patents, the Party making such filing shall notify in writing and consult with the other Party regarding the content of such filing. In the event of a dispute between the Parties as to whether a particular Patent can be listed and/or the content of the filing for such listing, the Parties shall take expedited steps to resolve the dispute as promptly as possible, including seeking advice of an independent legal counsel to guide their decision. The other Party shall provide, consistent with its obligations under Applicable Law in the Territory, reasonable cooperation to the Party making such listing in filing and maintaining such Orange Book (and foreign equivalent) listings.
     2.22 Notification of Patent Certifications. A Party receiving any allegation of patent invalidity, unenforceability or non-infringement of a Pharmatop Patent or a BMS Patent pursuant to a paragraph IV patent certification by a Third Party filing an Abbreviated New Drug Application, an application under §505(b)(2) of the FDCA or other similar patent certification by a Third Party, and/or any foreign equivalent thereof in connection with a Product in the Territory shall notify the other Party and shall provide the other Party with copies of all such allegations. Such notification and copies shall be provided to the other Party within five (5) days after receipt of such certification. If and to the extent such allegation relates to a Pharmatop Patent, and subject to the terms of the Pharmatop License Agreement, Cadence shall have the right (but not the obligation) to contest such patent certification in the Territory and initiate and control actions with respect thereto in accordance with Section 2.16, and upon request by Cadence, BMS shall provide reasonable assistance and cooperation at Cadence’s expense in any actions reasonably undertaken by Cadence to contest any such patent certification.
     2.23 Audit, Inspection and Review. BMS shall have the right [***] during business hours and upon reasonable prior notice to enter, inspect and evaluate that part of any plant or other facility that is engaged in the production, preparation, processing or storage of the Products for compliance with applicable environmental, health and safety regulations, cGMP and other Applicable Law in the Territory and for compliance with the terms of this Agreement; provided that such inspections may not be made more than [***] in any [***]; and provided, further, that if material corrective measures are necessary, BMS may [***] verify the implementation of such corrective measures. In addition to the other rights of BMS set forth in this Agreement: (i) BMS shall have the same right to inspect and review the activities of Cadence hereunder as Pharmatop has with respect to BMS under the Pharmatop License Agreement, and (ii) BMS shall have the same rights to audit Cadence’s (and any of its sublicensee’s) activities relevant to this

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Agreement, and to inspect Cadence’s (and any sublicensee’s) facilities involved in the manufacture of Products, in the same manner as Pharmatop has with respect to BMS’s activities and facilities under the Pharmatop License Agreement. Cadence shall cause its sublicensees, suppliers, toll manufacturers and other Third Parties involved in the production, preparation, processing or storage of the Products to provide such access to BMS and shall include an appropriate provision in the applicable contract with any such Third Party providing for such access and shall cause such sublicensees, suppliers, toll manufacturers and other Third Parties to grant such access to BMS. Cadence shall notify BMS within [***] ([***])[***] after receipt of any notice of any inquiry, inspection or legal action by any Drug Regulatory Authority related to any aspect of the production of the Products. Cadence shall provide to BMS, promptly after receipt by Cadence, a copy of the results of any inspection reports and/or legal actions with or by any Drug Regulatory Authority in the Territory relating to such matters. Cadence shall keep BMS informed on an on-going basis as to any proposed responses regarding corrective or remedial actions to be taken as a result of any such inquiry, inspection or legal action, including actions relating to plants and facilities of Third Parties.
     2.24 [***] Covenant; [***] Covenant.
                (a) Certain Definitions. As used herein:
     “Available [***]” means, as of any date, [***] determined In Accordance With GAAP [***].
     “[***]” means as of any date, [***] determined In Accordance with GAAP [***]:
               (1) (A) [***], or
                     (B) [***], and
               (2) (A) [***], (B) [***] and (C) [***],
but only to the extent any such items are not already included in [***].
     “[***]” means, as of any date [***] plus [***], in each case determined In Accordance With GAAP.
     “[***]” means, as of any date, the [***].
     “[***]” means, as of any date, the [***].
     “[***]” means, as of any date, the [***].
     (b) [***] Covenant. Provided that neither [***]:
     (A) [***]; or

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          (B) [***].
          The foregoing covenant is referred to herein as the “[***] Covenant”. [***] shall be entitled to temporary and permanent injunctive relief in order to restrain any violation of this Section 2.24(b).
          As used herein, the term “[***] Product” means (i) [***] and/or (ii) [***].
          (c) Termination of Covenant. If on [***] Covenant shall immediately terminate without any action on the part of [***]. Each such date of such termination is referred to herein as a “Covenant Termination Date”. In the event [***].
          During any period in which [***] shall have the right to (i) [***] and (ii) [***].
          (d) Permanent Termination of Covenant; [***]. If [***]
          (e) Reinstatement of [***]. As set forth in Section 2.1(c), if and when [***].
ARTICLE III — ADDITIONAL COVENANTS
     3.1 Annual Operating Plan. Not later than [***]([***])[***] prior to the beginning of each Calendar Year, Cadence shall provide to BMS a written operating plan (each an “Annual Operating Plan”) setting forth in reasonable detail Cadence’s plans for the continued development (including plans for clinical and other studies and plans for obtaining any necessary Approvals in the Territory) and commercialization of the Products for such Calendar Year, together with the related budgets therefore and the estimated timelines for completion of key activities. The initial Annual Operating Plan for 2006 is as Previously Disclosed. Each subsequent Annual Operating Plan shall include a comparable level of information and detail as set forth in such Previously Disclosed Annual Operating Plan (and following first commercial sale of the Product in the Territory, shall include a line item for advertising and promotional expenses). Cadence shall promptly notify BMS in writing of any material change in any such Annual Operating Plan or of any material deviation from any Annual Operating Plan.
     3.2 Development, Commercialization and Financial Reports and Consultations.
          (a) Quarterly Development and Commercialization Reports. Cadence shall provide quarterly written reports to BMS, within [***]([***])[***]) following the end of each Calendar Quarter, presenting a summary in reasonable detail of the development and commercialization actions taken by Cadence relating to the Products in the Territory and results obtained through the end of such Calendar Quarter and a summary of any material changes to the Development Plan since the last such quarterly report. The report with respect to commercialization activities shall include, among other things, the number of full-time equivalent sales representatives assigned to each Product by Cadence and any co-promotion or

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co-marketing partner or any Third Party with which Cadence has any other arrangement for such Third Party to market, promote or sell any Product.
          (b) [***] Reports. [***]:
          (i) [***].
          (ii) [***];
          (iii) [***].
          (c) [***] Statements. If [***] shall be In Accordance With GAAP [***].
          (d) Calculations, Notifications and Consultations concerning [***]. If [***]:
          (i) [***](A) [***] and (B) [***].
          (ii) [***].
          (iii) [***].
          (e) [***] Reports. If on the [***], if any:
          (i) [***], within [***]([***])[***]:
               (A) [***],
               (B) [***],
               (C) [***],
               (D) [***],
               (E) [***],
               (F) [***] Section 3.2(b):
                    (1) the [***] In Accordance With GAAP.
                    (2) a [***];
               (G) a [***].
          (ii) [***]:
               (A) within [***]([***])[***]; and

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               (B) not later than [***] ([***])[***].
          In the event [***].
          (f) Standards for Determining [***]. All projections used to determine [***] (i) [***] (A) [***] and (B) [***] and (ii) [***]. If any calculation of [***].
          (g) Presentations concerning Development and Commercialization Activities. In addition, on reasonable request by BMS, Cadence shall meet with BMS to make presentations concerning the development and commercialization activities taken relating to the Products and to permit BMS to ask reasonable questions and receive answers from Cadence with respect to such matters (including advertising and promotional expenditures and measures of sales effort); provided, however, that Cadence shall not be required to make more than [***] in any Calendar Year. [***].
          (h) Date of NDA Approval. Cadence shall notify BMS in writing as soon as reasonably practicable of the expected date of approval by the FDA of the NDA with respect to any Product in the United States and shall notify BMS of any such Approval not later than [***]([***])[***] following the date on which Cadence receives written notice of such approval or receives an “approvable letter” from the FDA with respect to any such NDA.
          (i) Correspondence with Pharmatop. Each Party shall provide to the other Party copies of all material correspondence and reports provided by it to Pharmatop or by Pharmatop to it after the Effective Date with respect to the Products in the Territory.
     3.3 Development Responsibilities and Costs.
          (a) Cadence’s initial plan (current as of the Execution Date) for the development of the Products, including the clinical and other studies it contemplates as of the date of this Agreement in order to obtain Approval of the Products in the United States and related budgets and timelines as of the Execution Date as the same may be amended from time to time in accordance with Section 3.3(c) (collectively, the “Development Plan”) has been Previously Disclosed.
          (b) Cadence shall have sole responsibility for, and shall bear the cost of the development and commercialization of the Products in the Territory. Cadence shall develop and commercialize the Products in compliance with all Applicable Law. Without limiting the foregoing, Cadence shall cause all Products manufactured, labeled, advertised and sold by it and its Affiliated Companies and sublicensees or on its or their behalf to comply in all material respects with Applicable Law.
          (c) Without limiting Cadence’s obligations under the Pharmatop License Agreement, Cadence shall use reasonable commercial efforts to pursue, fund and complete the development of the Products as set forth in the Development Plan as modified from time to time in accordance with this Agreement (including obtaining all necessary Approvals in the

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Territory). In the event that the results of clinical or other studies or communications from Drug Regulatory Authorities require a material modification to the Development Plan, Cadence shall consult with BMS concerning such results or communications and potential changes to the Development Plan that would offer a reasonable prospect for obtaining Approvals on a reasonably expeditious basis. Any modification to the Development Plan that involves [***]. No such consent by BMS shall relieve Cadence of any obligation under the Pharmatop License Agreement.
     3.4 Obligations in respect of the Pharmatop License Agreement. Notwithstanding any other provision of this Agreement, Cadence (i) hereby unconditionally assumes and agrees during the term of this Agreement to perform as and when due all the obligations of BMS under the Pharmatop License Agreement that relate to the Territory (except (A) to the extent such obligations were required to be performed by BMS prior to the Effective Date and (B) for any obligation to indemnify Pharmatop for any breach by BMS of any such obligations prior to the Effective Date), the BMS Rights or the exercise of the rights sublicensed to Cadence under this Agreement and (ii) shall comply with all the terms and conditions of the Pharmatop License Agreement that relate to the Territory, the BMS Rights or the exercise of the rights sublicensed to Cadence under this Agreement, it being understood that Cadence shall be obligated to perform such obligations and comply with such terms and conditions in respect of its activities under this Agreement and the Pharmatop License Agreement but shall not have any obligation to cause BMS to perform such obligations or to cause BMS to comply with such terms and conditions. Without limiting the foregoing, Cadence shall be obligated to perform and comply, but shall not have any liability with respect to any failure by BMS (but not its own failure) to perform and comply, with Section 4.6(a), Article 10 or Article 12 of the Pharmatop License Agreement. Without limiting any other right or remedy of BMS under this Agreement and in order to prevent, ameliorate, mitigate or cure a breach of the Pharmatop License Agreement, in the event that Cadence fails to perform any of such obligations under the Pharmatop License Agreement (except to the extent that a breach by BMS of its obligations under this Agreement or the Pharmatop License Agreement or any other act or omission by BMS prevents such performance by Cadence or any of its Affiliated Companies, sublicensees, contractors or agents), which failure is not cured within ninety (90) days after written notice from BMS, BMS may perform such obligation on behalf of Cadence at Cadence’s expense, and [***] provided, however, that this Section 3.4 shall not authorize BMS to control the conduct of any clinical trial or study under the Development Plan. This Agreement sets forth the obligations of the Parties inter se, and nothing in this Agreement (including any standard of effort set forth herein) shall limit or modify the obligations of the Parties assumed under the Pharmatop License Agreement.
     3.5 Certain Rights and Obligations under the Pharmatop License Agreement.
          (a) BMS shall provide Cadence with copies of written communications received by BMS from Pharmatop after the Effective Date pursuant to Section 2.2 of the Pharmatop License Agreement with respect to the results of research and development work performed by Pharmatop and concerning any inventions or Know-How (as defined in the Pharmatop License Agreement) made by Pharmatop relating to the Products.

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          (b) If Pharmatop provides to BMS a copy of any application, filing or request for review and comment by BMS, BMS shall provide a copy of each application, filing or request to Cadence promptly after receipt thereof, and shall give reasonable consideration to any comments of Cadence in any comments provided by BMS to Pharmatop.
          (c) If Pharmatop provides to BMS a quarterly written patent report pursuant to Section 5.1(d) of the Pharmatop License Agreement, BMS shall provide a copy of such report to Cadence within a reasonable period of time after receipt thereof, provided that BMS may redact information relating to Patents outside the Territory.
          (d) To the extent that Pharmatop is obligated to indemnify sublicensees of BMS pursuant to Section 12.1 of the Pharmatop License Agreement and Cadence desires to assert a claim for indemnification pursuant to such section, Cadence shall have the right, to the extent permitted by the Pharmatop License Agreement, to assert such claim for indemnification against Pharmatop. In the event Cadence is not permitted by the Pharmatop License Agreement to assert such claim directly against Pharmatop, BMS shall cooperate with Cadence (at Cadence’s expense and subject to Section 7.7 of this Agreement) to permit Cadence to assert such claim, including, if necessary, allowing Cadence to bring such claim in the name of BMS, unless BMS has a reasonable objection to such procedure; provided that Cadence shall give BMS written notice of any proposed settlement with Pharmatop and a reasonable opportunity to review and comment on such proposed settlement, and Cadence shall not enter into any settlement with Pharmatop that could adversely affect the rights of BMS hereunder or under the Pharmatop License Agreement without the prior written consent of BMS in its sole discretion.
          (e) To the extent that BMS is permitted to assert against Pharmatop a claim on behalf of Cadence (as BMS’s sublicense) for (i) indemnification and defense pursuant to Section 3.2 of the Pharmatop License Agreement based on any use made by Pharmatop, its Affiliated Companies or its or their licensees of the Registrational Information or with respect to the breach of any representation, warranty or covenant of Pharmatop contained in the Pharmatop License Agreement or (ii) for specific performance of any covenant of Pharmatop contained in the Pharmatop License Agreement, BMS shall use reasonable efforts to cooperate with Cadence (at Cadence’s expense and subject to Section 7.7 of this Agreement) to permit Cadence to assert such claim or request for specific performance by Pharmatop, including, if necessary, allowing Cadence to bring such claim in the name of BMS, unless BMS has a reasonable objection to such procedure; provided that Cadence shall give BMS written notice of any proposed settlement with Pharmatop and a reasonable opportunity to review and comment on such proposed settlement, and Cadence shall not enter into any settlement with Pharmatop that could adversely affect the rights of BMS hereunder or under the Pharmatop License Agreement without the prior written consent of BMS in its sole discretion. BMS makes no representation or warranty as to whether BMS is permitted to assert any such claim on behalf of Cadence.
          (f) Whenever Cadence provides any report, notice or other communication to Pharmatop in compliance with of any of the obligations under the Pharmatop License Agreement assumed by Cadence pursuant to Section 3.4 (e.g., the obligation to provide quarterly updates pursuant to Section 4.3 of the Pharmatop License Agreement), Cadence shall provide a copy of such report or notice to BMS at least [***] ([***])[***] prior to the time such report, notice or communication is provided to Pharmatop or, if it is impracticable to provide such copy at least [***]([***])[***]) ahead of time, Cadence shall provide such copy to BMS as early as practicable prior to the provision thereof to Pharmatop.
          (g) BMS agrees that it shall, if reasonably requested by Cadence and at Cadence’s expense, take reasonable efforts to enforce the material obligations of Pharmatop under the Pharmatop License Agreement as it relates to the Territory, including obligations under Article 5 of the Pharmatop License Agreement.
          (h) BMS covenants that it shall not agree or consent to any amendment, supplement or other modification to the Pharmatop License Agreement or exercise any other right of agreement or consent thereunder, in each case as it relates to the Territory, unless Cadence has consented in its sole discretion in writing to the same.
          (i) If Cadence is not in breach of any of its material obligations under this Agreement, BMS shall not terminate the Pharmatop License Agreement (either unilaterally or by mutual agreement with Pharmatop) with respect to any country in the Territory without the prior written consent of Cadence, which consent may be given or withheld in Cadence’s sole discretion. If Cadence is in breach of any of its material obligations under this Agreement, BMS may terminate the Pharmatop License Agreement in its sole discretion. If BMS determines to terminate the Pharmatop Agreement, BMS shall consult with Cadence in advance to the extent reasonably practical.
          (j) BMS shall not market a Competing Product (as defined in the Pharmatop License Agreement) in any country in the Territory during the Pharmatop Royalty Term for such country without obtaining a written waiver from Pharmatop of the consequences of such marketing under Section 7.4 of the Pharmatop License Agreement.
          (k) Cadence shall provide written notice to BMS of any use by Pharmatop of which Cadence is aware of any Registrational Information of Cadence as to which BMS has the right [***] from Pharmatop as contemplated by Sections 3.1 and 3.3 of the Pharmatop License Agreement, and, if requested by Cadence, BMS shall thereafter request from Pharmatop [***] contemplated by Sections 3.1 and 3.3 of the Pharmatop License Agreement. If BMS [***] from Pharmatop for the use by Pharmatop of any Cadence Registrational Information as contemplated by Section 3.1 and 3.3 of the Pharmatop License Agreement, BMS shall [***] over to Cadence within [***]([***])[***] after the receipt thereof.
     3.6 Conduct of Clinical Trials of Products by Cadence in Clinical Study Countries. In the event (i) Cadence is unable (or reasonably believes that it will be unable) to recruit in the Territory sufficient clinical study subjects to conduct clinical trials necessary for Approval of the Products in the Territory due to US treatment parameters that would significantly delay or impair Cadence’s ability to recruit patients or otherwise complete the study on a timely basis and (ii) Cadence desires to conduct all or a portion of such clinical study in any of the Clinical Study Countries where BMS retains rights to commercialize the Product, then Cadence shall notify

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BMS in writing and provide BMS with a copy of the clinical trial study design and protocol(s) for the conduct of such clinical study in the Clinical Study Countries in which it plans to conduct such study and a statement of the proposed number of patients proposed to be recruited in each city in such Clinical Study Countries. Cadence shall not conduct any such study without the prior written consent of BMS and the license provided for below, which consent and license shall not be unreasonably withheld if: (i) such study design and protocols are reasonably satisfactory to BMS (and its Affiliated Companies in the Clinical Study Countries) and (ii) such study is lawful to conduct in the regulatory jurisdictions where such study will be conducted and meets prevailing ethical standards and guidelines (including BMS internal policies) relating to the conduct of clinical trials and the use of the Product. In the event BMS consents to the conduct of such study in a Clinical Study Country, BMS shall cause its applicable Affiliated Companies to grant a limited license or sublicense to Cadence’s Affiliated Company in such Clinical Study Country where the BMS Affiliated Companies have rights to grant such license or sublicense solely for the purpose of permitting such clinical study solely in accordance with such study design and protocol; provided that (1) not later than [***] ([***])[***] after [***] during such clinical trial, Cadence shall provide BMS with a written report of the number of vials of Product administered to patients in such clinical study in each country outside the Territory where such study is conducted and [***], and (2) such clinical study shall be subject to such reasonable limitations as may be reasonably satisfactory to BMS to avoid undue concentration of study subjects in a particular city.
     Neither BMS nor any of its Affiliated Companies shall have any duties or responsibilities in connection with such clinical trial, other than (to the extent applicable) the supply of Clinical Testing Products pursuant to the Clinical Supply Agreement, except that this provision shall not affect the obligations of BMS and Cadence to exchange safety information as provided in Section 2.15 and the Safety Data Exchange Agreement to be entered into pursuant to Section 2.15.
     In the event Cadence desires to conduct all or a portion of such clinical study in [***], then Cadence may request that BMS consent to the inclusion of [***] as an additional Clinical Study Country. In the event (i) Cadence is unable (or reasonably believes that it will be unable) to recruit in the Territory and the Clinical Study Countries sufficient clinical study subjects to conduct clinical trials necessary for Approval of the Products in the Territory due to treatment parameters in the US and the Clinical Study Countries that would significantly delay or impair Cadence’s ability to recruit patients or otherwise complete the study on a timely basis and (ii) Cadence desires to conduct all or a portion of such clinical study in any of the other countries where BMS retains rights to commercialize the Product, then Cadence may request that BMS consent to the inclusion of up to [***]([***]) additional countries as Clinical Study Countries; provided that Cadence may not request the inclusion of more [***]([***]) additional countries as Clinical Study Countries, including [***], over the term of this Agreement. In the event Cadence makes such request, BMS shall cause its Alliance Manager to use reasonable efforts to obtain the necessary internal BMS consents and approvals of the applicable BMS Affiliated Company in the applicable country to the inclusion of such country as a Clinical Study Country, which consents and approvals may be given or withheld in the sole discretion of such BMS

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Affiliated Company. In the event such consents and approvals are obtained, the Parties shall amend the list of Clinical Study Countries to include such country.
     Cadence acknowledges that as of the Effective Date, BMS does not commercialize, and has not effected the registration of, Products in certain of the Clinical Study Countries and other countries where Cadence may desire to conduct clinical trials or studies. Nothing in this Agreement shall obligate BMS or any of its Affiliated Companies (i) to maintain, retain, obtain or seek any rights in any Clinical Study Country or any other country where Cadence may desire to conduct clinical trials or studies or (ii) to make, maintain, refile, renew or reinstate any Regulatory Filing in any such country.
     3.7 Conduct of US or Canadian Clinical Trials of Products by BMS. In the event BMS is unable (or reasonably believes that it will be unable) to recruit outside the Territory sufficient clinical study subjects to conduct clinical trials necessary for Approval of the Products in any jurisdiction outside the Territory due to local treatment parameters that would significantly delay or impair BMS’s ability to recruit patients or otherwise complete the study on a timely basis and BMS desires to conduct any clinical trials or studies of Products in the Territory, then BMS shall notify Cadence in writing and provide Cadence with a copy of the clinical trial study design and protocol(s) for the conduct of such clinical trial in the Territory and a statement of the proposed number of patients proposed to be recruited in each city in the Territory. BMS shall not conduct such study without the prior written consent of Cadence, which shall not be unreasonably withheld if: (i) such study design and protocols are reasonably satisfactory to Cadence; and (ii) such study is lawful to conduct in the country in the Territory where such study will be conducted and meets prevailing ethical standards and guidelines (including Cadence internal policies) relating to the conduct of clinical trials and the use of the Product. In the event Cadence consents to the conduct of such study in the Territory, BMS may conduct such study solely in accordance with such study design and protocol; provided that:
     (A) if such clinical trial or study will take place prior to the launch of the Product by Cadence in the country where BMS proposes to conduct such clinical trial or study, such study is subject to such reasonable limitations designed to avoid impairing Cadence’s ability to recruit patients for its own contemporaneous clinical trials; or
     (B) if such clinical trial or study will take place after the launch of the Product by Cadence in the country where BMS proposes to conduct such clinical trial or study, then (1) not later than [***] ([***])[***] after [***] during such clinical trial, BMS shall provide Cadence with a written report of the number of vials of Product administered to patients in such clinical study in each country in the Territory where such study is [***], and (2) such clinical study shall be subject to such reasonable limitations as may be reasonably satisfactory to Cadence to avoid undue concentration of study subjects in a particular city in the Territory.
     Neither Cadence nor any of its Affiliated Companies shall have any duties or responsibilities in connection with such clinical trial by BMS or its Affiliated Companies, except that this provision shall not affect the obligations of BMS and Cadence to exchange safety

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information as provided in Section 2.15 and the Safety Data Exchange Agreement to be entered into pursuant to Section 2.15.
     3.8 Existing BMS Suppliers. [***].
ARTICLE IV — FINANCIAL TERMS
     4.1 Payments to BMS. In partial consideration of the rights granted to Cadence hereunder:
          (a) On the Effective Date, Cadence shall pay to BMS Twenty-Five Million Dollars ($25,000,000).
          (b) Within ten (10) Business Days following the [***], Cadence shall pay to BMS [***]([***]). Such amount shall be paid only once, regardless of [***].
          (c) Within ten (10) Business Days after [***], Cadence shall pay to BMS an amount equal to [***]([***])[***]; provided, however, that such payment shall not exceed [***]([***]).
          (d) Not later than [***]([***][***] following the [***] in which the [***], Cadence shall pay to BMS [***]([***]); provided, however, if [***], Cadence shall pay such amount to BMS not later than [***]([***])[***] following the [***].
          (e) In addition to the payment provided for in Section 4.1(d) above, not later than [***]([***][***] following the [***] in which the [***], Cadence shall pay to BMS [***]([***]); provided, however, if such [***], Cadence shall pay such amount to BMS not later than [***]([***]) [***].
          (f) During the Pharmatop Royalty Term, Cadence shall pay to BMS royalties calculated at the rate of:
               (i) [***] of that portion of aggregate Net Sales in each Calendar Year that is [***],
               (ii) [***] of that portion of aggregate Net Sales in each Calendar Year that is [***] and up to and including Net Sales of [***], and
               (iii) [***] of that portion of aggregate Net Sales in each Calendar Year that is [***], with the aggregate amount of Royalties payable pursuant to clauses (i) – (iii) above [***] by the amount of the [***] and any [***] and [***] of this Agreement and the terms of the Pharmatop License Agreement (which [***] provided for in [***]). In the event the amount of [***] and any [***] with respect to any [***].

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          In the event the royalties payable to Pharmatop are reduced in respect of any Combination Product (as defined in the Pharmatop License Agreement) sold by Cadence or its Affiliated Companies or sublicensees in the Territory, the Royalties payable to BMS pursuant to this Section 4.1(f) in respect of such Combination Product shall be reduced (dollar-for-dollar) by the amount of the reduction in such royalties payable to Pharmatop.
          [***].
          (g) During the BMS Patent Royalty Term, Cadence shall pay to BMS royalties calculated at the rate of:
               (i) [***] of that portion of aggregate Net Sales of Products that are BMS Patent Products in each Calendar Year that is [***],
               (ii) [***] of that portion of aggregate Net Sales of Products that are BMS Patent Products in each Calendar Year that is in [***] and up to and including Net Sales of such Products of [***], and
               (iii) [***] of that portion of aggregate Net Sales of Products that are BMS Patent Products in each Calendar Year that is [***].
          [***].
          The Royalties payable by Cadence to BMS pursuant to this Section 4.1(g) shall be [***] for any Calendar Quarter if:
          (i) [***]
          (ii) [***]
          (iii) [***]
but only to the extent such Royalties are [***] as of the date of such event.
          [***].
          (h) The royalties payable pursuant to Section 4.1(f) and Section 4.1(g) are referred to herein as “Royalties”). Such Royalties shall be paid quarterly as provided in Section 4.7 of this Agreement.
          (i) [***].
     4.2 Reduction of Certain Milestone Payments.
          (a) If (i) after the Effective Date, a Third Party claim or action challenging the Pharmatop Patents succeeds so as to deprive Pharmatop (and therefore BMS and Cadence) of any of its rights under the Pharmatop Patents in the United States or (ii) after the Effective Date, Pharmatop or BMS is unable to maintain, or a material alteration of the scope or content occurs with respect to, any of the claims under any of the Pharmatop Patents, in the United States, then

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(1) the payment provided for in Section 4.1(b) shall, if not yet earned, be reduced to [[***] ([***]) and (2) the payment provided for in Section 4.1(c) shall, if not yet earned, be reduced by [***].
          (b) If a Third Party should market in the United States after the Effective Date a parenterally-administered liquid solution product, in a stable and readily injectible form, that (i) contains paracetamol and one or more other analgesic ingredients, (ii) uses any of the Technology contained within any issued claim of any Pharmatop Patent in such country or any Pharmatop Know-How, and (iii) is not considered to infringe any Pharmatop Patent or BMS Patent in such country (whether by judicial determination or settlement, by joint agreement of either BMS and Pharmatop or BMS and Cadence or by the failure of Pharmatop, BMS and Cadence to prosecute such Third Party for infringement under Section 6.5 of the Pharmatop License Agreement or Section 2.16 of this Agreement), then (1) the payment provided for in Section 4.1(b) shall, if not yet earned, be reduced to [***]([***]) and (2) the payment provided for in Section 4.1(c) shall, if not yet earned, be reduced by [***]; provided that (A) during the pendency of any legal action against such Third Party with respect to the possible infringement of a Pharmatop Patent or BMS Patent the amount of such reduction (the “Retained Sum”) shall be temporarily retained by Cadence until such litigation ends, (B) if the outcome of the litigation is the invalidation of the Pharmatop Patents so that the Third Party is free to sell such product in the United States, [***] and (C) if the outcome of the litigation is not as described in clause (B) above, [***].
          (c) The reductions provided for in Sections 4.2(a) and 4.2(b) shall not be [***] and (i) the aggregate amount of the reduction in the payment provided for in Section 4.1(b) shall not exceed [***]([***]) and (ii) the aggregate amount of the reduction in the payment provided for in Section 4.1(c) shall not exceed [***].
          (d) Notwithstanding the foregoing Sections 4.2(a) and 4.2(b), if aggregate Net Sales during any Calendar Year [***], then (i) for the [***] such Calendar Year Cadence shall pay to BMS [***]([***]) of the aggregate amount of the reduction [***], (ii) for the [***] such Calendar Year Cadence shall pay to BMS an [***]([***]) of the aggregate [***] and (iii) for the [***] such Calendar Year Cadence shall pay to BMS an [***]([***]) of the aggregate [***]. Such [***] shall be made not later than [***]([***])[***] following the applicable Calendar Year.
     4.3 Payments by Cadence to Pharmatop. In partial consideration of the rights granted to Cadence hereunder and without limiting any of the other obligations assumed by Cadence under the Pharmatop License Agreement:
     (a) Within ten (10) business days (as such term is used in the Pharmatop License Agreement) following the [***], Cadence shall pay to Pharmatop [***]([***]) in satisfaction of the obligation set forth in Section 7.1(b) of the Pharmatop License Agreement.

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          (b) Cadence shall pay to Pharmatop all royalties payable to Pharmatop pursuant to the Pharmatop License Agreement with respect to the Territory in the manner provided for in such agreement.
          (c) If for any period a Guaranteed Payment is due under the Pharmatop License Agreement, Cadence shall pay to Pharmatop the amount of such Guaranteed Payment in the manner provided for in the Pharmatop License Agreement.
          (d) Cadence shall provide to BMS evidence reasonably satisfactory to BMS of each such payment.
          (e) The amount of the payments made to BMS under this Agreement shall be Confidential Information of BMS and of Cadence. Cadence shall not disclose to Pharmatop in the reports provided by Cadence to Pharmatop pursuant to the Pharmatop License Agreement or otherwise the amount of any payments to BMS hereunder.
     4.4 Manner of Payment. All payments to be made to BMS or Cadence hereunder shall be paid in Dollars by wire transfer of immediately available funds to a bank account designated in writing by the payee not less than [***] ([***])[***] prior to the required payment date.
     4.5 Interest. Any payment by Cadence to BMS hereunder not made as and when due shall bear interest at the rate of [***]([***]) per annum, compounded daily, from the due date to the date of payment.
     4.6 Expenses; Taxes.
          (a) Expenses. Except as expressly set forth in this Agreement, all costs and expenses incurred in connection with the preparation and negotiation of this Agreement and the other Transaction Documents and the transactions contemplated hereby shall be paid by the Party incurring such expense. Each Party shall bear the fees and expenses of any agent, broker, investment banker, finder or other Person engaged by it or any of its Affiliated Companies in connection with the transactions contemplated by this Agreement and the other Transaction Documents.
          (b) Transfer Taxes. Any Transfer Tax, if any, applicable to the transactions contemplated by this Agreement shall be borne and paid by Cadence.
          (c) Tax Withholding. The withholding tax, duties, and other levies (if any) applied by a government of any country of the Territory on payments made by Cadence to BMS hereunder shall be borne by BMS. Cadence, its Affiliated Companies and sublicensees shall cooperate with BMS to enable BMS to claim exemption therefrom under any double taxation or similar agreement in force, shall provide to BMS proper evidence of payments of withholding tax, and shall assist BMS by obtaining or providing in as far as possible the required documentation for the purpose of BMS’s tax returns.
     4.7 Sales Reports and Royalty and Other Payments. The Royalties payable under Section 4.1 shall be calculated and will be payable quarterly for sales made in each Calendar

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Quarter in the Royalty Term and the BMS Patent Royalty Term, as applicable. Cadence shall prepare and send to BMS within [***] ([***])[***] after the end of each Calendar Quarter ([***]([***])[***] after the last Calendar Quarter in a Calendar Year to allow for additional time to determine any adjustments required to be made on an annual basis) a detailed statement, country by country and by dosage and pharmaceutical form, of the Net Sales (and, during the BMS Patent Royalty Term, the Net Sales of BMS Patent Products), the calculation of the Royalties payable under Section 4.1, the calculation of any amounts payable to Pharmatop pursuant to the Pharmatop License Agreement with respect to the Territory and the calculation of any reduction in the Royalties or other amounts deducted from the payments to BMS as contemplated by Section 4.1 together with a description of any facts or circumstances that Cadence believes entitles it to a reduction in, or deduction from, the Royalties payable under this Agreement as contemplated by Section 4.1 and information reasonably satisfactory to BMS to permit the calculation of any such reduction or deduction, accompanied by payment in accordance with Section 4.4 of the Royalties due BMS. Cadence shall provide to BMS a copy of each statement of Net Sales provided by Cadence to Pharmatop contemporaneously with the provision of such statement to Pharmatop, which statements shall not disclose the Royalties or other amounts payable to BMS under this Agreement.
     4.8 Sales Record Audit. Cadence shall keep, and shall cause each of its Affiliated Companies, sublicensees, distributors and agents to keep, full and accurate books of accounting In Accordance With GAAP containing all particulars that may be necessary for the purpose of calculating all Royalties payable to BMS. Such books of accounting (including those of Cadence’s Affiliated Companies, sublicensees, distributors and agents) shall be kept at their principal place of business, together with all necessary supporting data. BMS may, on reasonable (but not less than [***]([***])[***]) written notice to Cadence, have the calculation of the Royalties payable under Section 4.1 and any calculation or reconciliation statement provided pursuant to Section 4.7 audited at its own expense by an accounting firm selected by BMS that is reasonably acceptable to Cadence and that is bound by a written agreement of confidentiality to Cadence. The auditor’s assignment will be limited to reviewing the accuracy of a calculation or reconciliation statement sent by Cadence, and to disclosing only if there are any errors in payment and, if an error exists, the amount of such error(s) and the calculation thereof, and no additional or any other information. If an audit discloses that the amount of Royalties owed to BMS was understated by more than [***]([***][***], then [***] must reimburse [***] for the cost of the audit, in addition to paying the additional Royalties together with interest on the additional amounts, calculated from the date on which the additional amount should have been paid, as provided in Section 4.5. Such audit rights may be exercised only once in any given Calendar Year, and any such audit shall apply [***].
ARTICLE V — MUTUAL COVENANTS OF THE PARTIES
     5.1 Publicity. Neither Party shall issue any public release or announcement concerning this Agreement or the transactions contemplated hereby without the prior consent of the other Party, except to the extent required by Applicable Law or the rules or regulations of any

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United States or foreign securities exchange (or inter-dealer quotation system) or regulatory commission (in which case such Party shall, to the extent practicable, allow the other Party reasonable time to comment on such release or announcement in advance of such issuance); provided, however, that prior to any such disclosure, such Party shall use reasonable efforts to give advance notice to the other Party of the timing and content of such disclosure. Nothing contained in this Section 5.1 shall prevent either Party from making internal announcements to its and its Affiliated Companies’ employees.
     5.2 Confidentiality.
          (a) Confidentiality Obligations. Each Party recognizes that the other Party’s Confidential Information constitutes highly valuable and proprietary confidential information and material. Each Party agrees that until the date that is [***]([***])[***] after the date of disclosure to it of any given item of Confidential Information, it will keep confidential, and will cause its officers, employees, consultants, agents, Affiliated Companies and sublicensees to keep confidential, such Confidential Information disclosed to it by the other Party; provided that if the Pharmatop License Agreement requires a longer period of confidentiality with respect to any Confidential Information of Pharmatop disclosed to a Party, such Party shall also observe such longer period of confidentiality in accordance with the Pharmatop License Agreement. Neither BMS nor Cadence nor any of their respective employees, consultants, Affiliated Companies or sublicensees shall use Confidential Information of the other Party for any purpose whatsoever except as otherwise expressly permitted by this Agreement.
          (b) Limited Disclosure. Each Party agrees that any disclosure of the other Party’s Confidential Information to any officer, employee, consultant, agent or Affiliated Company of such Party, shall be made only if and to the extent necessary to carry out its obligations and responsibilities, or to exercise its rights, under this Agreement, shall be limited to the maximum extent possible consistent with such rights and responsibilities, and shall only be made to persons who are bound by their employment (or other) contract (or, in the case of counsel or other licensed professionals, by applicable rules of professional conduct) to maintain the confidentiality thereof and not to use such Confidential Information except as expressly permitted by this Agreement. Each Party further agrees not to disclose or transfer the other Party’s Confidential Information to any Third Party under any circumstance without the prior written approval from the other Party (such approval not to be unreasonably withheld, delayed or conditioned if such Confidential Information is appropriately protected by the recipient), except as otherwise required by law, and except as otherwise expressly permitted by this Agreement. Each Party shall take such action, and shall cause its officers, employees, consultants, agents, Affiliated Companies and sublicensees to take such action, to preserve the confidentiality of the other Party’s Confidential Information as it would customarily take to preserve the confidentiality of its own Confidential Information, using a level of care that shall not under any circumstances be less than reasonable care. Each of the Receiving Party’s Affiliated Companies shall be bound by the confidentiality obligations set forth in this Section 5.2 for the entire period

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set forth in Section 5.2(a), including any entity that becomes an Affiliated Company after the date of the relevant disclosure by the Disclosing Party, whether or not such Affiliated Company ceases to be an Affiliated Company of the Receiving Party during the term of the confidentiality obligations hereunder; and the Receiving Party shall be responsible for any unauthorized disclosure of such Confidential Information by any of its Affiliated Companies to which such Confidential Information is disclosed, including after such company ceases to be an Affiliated Company.
          (c) Authorized Disclosure. The Receiving Party may disclose Confidential Information belonging to the other Party to the extent (and only to the extent) such disclosure is reasonably necessary in the following instances:
          (i) as reasonably necessary for filing or prosecuting Patents as contemplated by this Agreement;
          (ii) as reasonably necessary for Regulatory Filings and other communications with Drug Regulatory Authorities as contemplated by this Agreement;
          (iii) as reasonably necessary for prosecuting or defending litigation;
          (iv) subject to Section 5.2(e) of this Agreement, as reasonably necessary to comply with Applicable Law (including the rules and regulations of the Securities and Exchange Commission or any national securities exchange) and with judicial process, if in the reasonable opinion of the Receiving Party’s counsel, such disclosure is necessary for such compliance; and
          (v) in connection with the performance of this Agreement and solely on a “reasonable need to know basis”, to Affiliated Companies, potential collaborators (including potential co-marketing and co-promotion contractors), sublicensees, potential sublicensees, research collaborators, potential investment bankers, lenders, investors, employees, consultants, medical professionals participating in the conduct of clinical trials, or agents, each of whom prior to disclosure must be bound by similar obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Section 5.2; provided, that in the case of disclosure to academic researchers and academic institutions, the confidentiality period hereunder shall be the longest such period as the applicable Party may reasonably negotiate with such researchers or institutions; and provided, that the Receiving Party shall remain responsible for any failure by any Person who receives Confidential Information pursuant to this Section 5.2 to treat such Confidential Information as required under this Section 5.2;
provided, however, that nothing in this Agreement shall limit or affect the Parties’ confidentiality obligations under the Pharmatop License Agreement.
          If and whenever any Confidential Information is disclosed in accordance with this Section 5.2, such disclosure shall not cause any such information to cease to be Confidential Information except to the extent that such disclosure results in a public disclosure of such information (otherwise than by breach of this Agreement). With respect to disclosures under Sections 5.2(c)(iii) and 5.2(c)(iv), where reasonably possible, the Receiving Party shall notify the

Disclosing Party of the Receiving Party’s intent to make such disclosure sufficiently prior to making such disclosure so as to allow the Disclosing Party adequate time to take whatever action it may deem appropriate to protect the confidentiality of the information, and the Receiving Party shall further reasonably assist the Disclosing Party to obtain confidential treatment of such Confidential Information.
          The Parties acknowledge that the terms of this Agreement shall be treated as Confidential Information of both Parties. For the avoidance of doubt, this Section 5.2 shall in no way prevent a Party from disclosing the existence of this Agreement or any terms of this Agreement in order to seek legal advice whenever deemed appropriate by such Party or to enforce such Party’s rights under this Agreement, whether through arbitration proceedings, court proceedings or otherwise, or to defend itself against allegations or claims relating to this Agreement, or to disclose such terms as it may be advised in written opinion of outside counsel are required to be disclosed to comply with Applicable Law (a copy of which opinion shall be provided to the other Party).
          (d) Employees and Consultants. Each Party hereby represents that all of its employees and any consultants to such Party or its Affiliated Companies that will have access to the Confidential Information of the other Party shall be bound by written obligations (or, in the case of counsel or other licensed professionals, bound by rules of professional conduct) to maintain such information in confidence consistent with the terms of this Agreement and not to use such information except as expressly permitted herein. Each Party agrees to enforce confidentiality obligations to which its employees and consultants (and those of its Affiliated Companies) are obligated with respect to any such Confidential Information and agrees to be responsible for any breach or violation by such Persons of any provisions of this Agreement or the Pharmatop License Agreement relating to the confidentiality or non-use of any such Confidential Information by such Persons.
          (e) Securities Filings. In the event either Party proposes to file with the Securities and Exchange Commission or the securities regulators of any state or other jurisdiction a registration statement or any other disclosure document which describes or refers to this Agreement under the Securities Act of 1933, as amended, the Exchange Act, or any other Applicable Law relating to securities matters, that Party shall notify the other Party of such intention and shall provide such other Party with a copy of relevant portions of the proposed filing not less than five (5) Business Days prior to such filing (and any revisions to such portions of the proposed filing a reasonable time prior to the filing thereof), including any exhibits thereto relating to this Agreement, and shall use reasonable efforts to obtain confidential treatment of any information concerning this Agreement that such other Party requests be kept confidential, and shall only disclose Confidential Information which it is advised by counsel or the Securities and Exchange Commission is legally required to be disclosed. No such notice shall be required under this Section 5.2(e) if the substance of the description of or reference to this Agreement contained in the proposed filing has been included in any previous filing made by either Party hereunder or otherwise approved by the other Party.
          (f) Academic Publications. The Parties recognize that independent investigators have been engaged, and will be engaged in the future, to conduct clinical trials and studies of the Products. The Parties recognize that such investigators operate in an academic environment and may release information regarding such studies in a manner consistent with academic standards and as further provided in this paragraph. In the event that any such independent investigator of a Party desires to publish any abstract, manuscript or article or make any presentation (including verbal presentations) or other publication that includes any Confidential Information of the other Party, such Party shall (i) require such independent investigator to provide the other Party and its patent counsel the opportunity to review any proposed abstract, manuscript, article, presentation (including verbal presentations) or other publication at least thirty (30) days prior to its intended submission for publication or such presentation and (ii) upon request of the other Party not to submit any such abstract, article or manuscript for publication or not to make such presentation for such additional reasonable period of time (but not to exceed an additional thirty (30) days) to enable the other Party to secure patent protection for any material in such publication which it believes to be patentable or to consider the implications of publication on eventual commercialization.
          (g) Additional Confidentiality Obligations under the Pharmatop License Agreement. The provisions of this Section 5.2 are in addition to and not in limitation of any applicable obligation of confidentiality under the Pharmatop License Agreement.
     5.3 Restrictions Binding on Affiliated Companies and Investors. Each Party shall require each of its Affiliated Companies and investors to which Confidential Information of the other Party is disclosed as permitted hereunder to comply with the covenants and restrictions set forth in Sections 5.1 and 5.2 as if each such Affiliated Company and each such investor were a Party to this Agreement and shall be fully responsible for any breach of such covenants and restrictions by any such Affiliated Company or investor.
     5.4 Alliance Management. Each of the Parties shall appoint one senior representative who possesses a general understanding of development, regulatory and commercialization issues to act as its Alliance Manager. The role of the Alliance Manager is to act as a single point of contact between the Parties to assure a successful working relationship. Each Party may change its designated Alliance Manager from time to time upon written notice to the other Party. Any Alliance Manager may designate a substitute to temporarily perform the functions of that Alliance Manager.
     5.5 Liens.
          (a) Cadence shall not during the term of this Agreement (i) grant any Lien (excluding any permitted sublicenses) with respect to this Agreement or any of the rights licensed or sublicensed to it under this Agreement or (ii) permit such a lien, security interest or other encumbrance (excluding any permitted sublicenses) to attach to this Agreement or any of such rights. For sake of clarity, any breach of this Section 5.5(a) by Cadence that is not cured within ten (10) Business Days after written notice thereof shall be deemed a material breach of this Agreement.
          (b) BMS shall not during the term of this Agreement (i) grant any Lien (excluding any permitted sublicenses) with respect to any of the BMS Rights, BMS Patents or BMS Know-How that would prevent BMS from granting the licenses hereunder or performing its obligations under this Agreement, or (ii) permit such a Lien to attach to the BMS Rights,

BMS Patents or BMS Know-How. For sake of clarity, any breach of this Section 5.5(b) by BMS that is not cured within ten (10) Business Days after written notice thereof shall be deemed a material breach of this Agreement.
     5.6 BMS Confidential Disclosure Agreements. Promptly following the Effective Date, BMS shall assign to Cadence the Confidential Disclosure Agreements executed by BMS and the other potential sublicensees considered by BMS in connection with the sublicense of the BMS Rights contemplated hereby, to the extent assignable; provided, however, that if BMS is not permitted by the terms of such Confidential Disclosure Agreements to so assign them, BMS shall request the other parties to such Confidential Disclosure Agreement to (i) return or destroy all the confidential information of BMS relating to the Products and the BMS Rights provided to them by BMS in connection with such transaction and (ii) certify to BMS that such confidential information has been returned or destroyed; provided, further, that BMS shall not have any obligation to bring any suit or take any other action against any such other party to enforce the obligations thereunder. BMS shall provide to Cadence copies of any such certifications received by BMS.
ARTICLE VI — REPRESENTATIONS AND WARRANTIES
     6.1 Mutual Representations and Warranties. Each of BMS and Cadence represents and warrants to the other Party as follows:
          (a) Organization. Such Party is a corporation duly organized, validly existing and in good standing (or subsisting) under the laws of the jurisdiction of its organization, is qualified to do business and is in good standing (or subsisting) as a foreign corporation or company in each jurisdiction in which the performance of its obligations under this Agreement requires such qualification, and has full corporate or company power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals (other than the termination or expiration of any waiting periods under the HSR Act, if applicable) necessary to enable it to perform its obligations under this Agreement, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
          (b) Authorization. The execution, delivery and performance by such Party of this Agreement have been duly authorized by all necessary corporate action and do not and will not require any further consent or approval of its shareholders or members. Such Party has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to grant the rights and licenses granted (or to be granted) by it in this Agreement.
          (c) Binding Agreement. Such Party has duly executed and delivered this Agreement, and this Agreement (assuming the due authorization, execution and delivery by each other party thereto), constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws and judicial decisions of general applicability relating to or affecting creditors’ rights generally and to general principles of equity (regardless of whether enforceability is sought in equity or at law).

          (d) No Conflicts; Consents. The execution and delivery by such Party of this Agreement do not, and the consummation of the transactions contemplated by this Agreement do not and will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional or accelerated rights or entitlements of any Third Party under, or result in the creation of any Lien upon any of the assets of such Party under, any provision of (i) its Organizational Documents, (ii) any Contract to which such Party is a party or by which any of its properties or assets is bound, except for the rights of Pharmatop under the Pharmatop License Agreement or (iii) any judgment, order or decree (collectively, “Judgments”) or any Applicable Law applicable to such Party or its properties or assets. No consent, approval, license, permit, order or authorization (collectively, “Consent”) of, or registration, declaration or filing with, any Governmental Entity (other than any filing under the HSR Act) or any other Third Party is required to be obtained or made by or with respect to such Party in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated by this Agreement.
          (e) Litigation. There are no (a) outstanding Judgments against or affecting such Party, or (b) claims, actions, suits, proceedings, arbitrations, investigations, inquiries, or hearings or notices of hearings (collectively, “Proceedings”) pending or, to the knowledge of such Party, threatened in writing against or affecting such Party, its Affiliated Companies, by or against any Governmental Entity or any other Person, that in any manner challenges or seeks to prevent, enjoin, materially alter or materially delay the transactions contemplated by this Agreement or that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on such Party or on the exploitation (including the import, use, manufacture, sale and offer for sale) of the Products hereunder.
     6.2 Additional Representations of Cadence. Without limiting the generality of the representations and warranties set forth in Section 6.1 above, Cadence represents and warrants to BMS as follows:
(a) Financial Statements. True and complete copies of the audited balance sheet of Cadence as of December 31, 2004, and the related statements of income, shareholders’ equity and cash flows for the fiscal year ended on such date, together with the notes thereto and the unaudited consolidated balance sheets of Cadence and its subsidiaries as of December 31, 2005, and the related statements of income, shareholders’ equity and cash flows for the twelve (12) months ended on such date (collectively, the “Financial Statements”) have been Previously Disclosed. The Financial Statements are In Accordance With GAAP (as defined below). As used herein with respect to any financial statements, “In Accordance With GAAP” means that such financial statements: (i) are in accordance with the books and records of Cadence and its subsidiaries, if any, (ii) are true and correct and fairly present in all material respects the financial position, results of operations, shareholders’ equity and cash flows of Cadence and its subsidiaries, if any, on a consolidated basis, if applicable, as of the dates and for the periods indicated, in each case in conformity with United States generally accepted accounting principles consistently applied during the applicable periods and (iii) if such financial statements are audited, include all required footnotes and, if such financial statements are unaudited, include all required footnotes concerning contingent liabilities, if any. The statements of income included in the Financial Statements do not contain any items of special or nonrecurring income, revenue or expense and have not been affected by the inclusion of transactions entered into otherwise than on normal commercial terms or by any other factors rendering such profits for all or any of such periods exceptionally high or low, except as expressly specified therein. Except as specified in the Financial Statements or the notes thereto, the balance sheets included in the Financial Statements do not reflect any write-up or revaluation increasing the book value of any assets. The books and accounts of Cadence and its subsidiaries are true and complete in all material respects and fully and fairly reflect all of the transactions of Cadence and its subsidiaries.
          (b) Absence of Undisclosed Liabilities. To the knowledge of Cadence, Cadence and its subsidiaries have no liability of any nature whatsoever (whether known or unknown, due or to become due, accrued, absolute, contingent, existing, inchoate or otherwise) including any unfunded obligation under any benefit plan (as defined in ERISA) or liabilities for Taxes, except for (i) liabilities reflected or reserved against in the consolidated balance sheet of Cadence and its subsidiaries as of December 31, 2005 (the “Balance Sheet Date”) included in the Financial Statements (collectively, the “Balance Sheet”), or in the notes thereto, (ii) liabilities under the Loan and Security Agreement among Cadence, Oxford Finance Corporation and Silicon Valley Bank dated February 17, 2006 (the “Loan Agreement”), (iii) current liabilities incurred in the ordinary course of business and consistent with past practice from the Balance Sheet Date to the Effective Date which, individually and in the aggregate, do not exceed [***] and (iv) liabilities which individually or in the aggregate would not have a Material Adverse Effect on Cadence. The collateral pledged by Cadence pursuant to the Loan Agreement does not include any of Cadence’s rights in, to or under this Agreement.
          (c) Absence of Material Adverse Effect. To the knowledge of Cadence, since the Balance Sheet Date and through the Effective Date, Cadence and its subsidiaries have not experienced a Material Adverse Effect and no event or circumstance has occurred or developed which is reasonably likely to result in such a Material Adverse Effect or which has resulted, or is reasonably likely to result, in any loss or liability to Cadence and its subsidiaries in excess of [***].
          Without limiting the foregoing, since the Balance Sheet Date there has not been, occurred or arisen: (i) any declaration, setting aside or payment of any dividend or distribution (whether in cash, stock or property) in respect of capital stock of Cadence or any of its subsidiaries, or any direct or indirect redemption, purchase or other acquisition of shares of such capital stock or any split, combination or reclassification of such capital stock (other than redemption of shares issued pursuant to early-exercised options under Cadence’s 2004 Equity Incentive Award Plan), (ii) any Lien on any of the assets or properties of Cadence and its subsidiaries (other than the pledge of assets pursuant to the Loan Agreement); or (iii) any authorization, approval, agreement or commitment to do any of the foregoing. The pledge of assets pursuant to the Loan Agreement does not grant any Lien with respect to this Agreement or any of the rights licensed or sublicensed to it under this Agreement.

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          (d) Legal Matters. Since Cadence’s date of incorporation (May 26, 2004), there has not been any, and there is no, claim, action, suit, litigation, investigation, inquiry, review or proceeding (collectively, “Cadence Claims”) pending against Cadence or any of its subsidiaries relating to the business or assets of Cadence or its subsidiaries before or by any court, arbitrator or
Governmental Entity; and to the knowledge of Cadence no such Cadence Claim has been threatened. Neither Cadence nor any of its subsidiaries is subject to any judgment, decree, writ, injunction, ruling, award or order of any Governmental Entity or any arbitrator relating to the business or assets of Cadence and its subsidiaries.
          (e) Receipt of Financing; Restrictions. Between the Execution Date and the Effective Date, Cadence will have received additional financing in an amount that is not less than $50 million from the sale of equity securities. The holders of the equity securities of Cadence and its subsidiaries do not have (by virtue of the terms of such equity securities, by contract or otherwise) any right (mandatory or optional) to require the redemption of any of such equity securities. On or before the Effective Date, Cadence will have entered into the Loan Agreement obligating the lender or lenders thereunder to lend to Cadence not less than $7 million, subject to the terms and conditions set forth therein. Cadence has provided to BMS true and complete copies of the documents relating to such equity financing and such Loan Agreement.
     6.3 BMS Rights.
          (a) Pharmatop Patents. As of the Execution Date, BMS represents and warrants to Cadence as follows with respect to the Pharmatop Patents and Pharmatop Know-How:
               (i) Schedule 6.3(a) sets forth a list of all the Pharmatop Patents. To the knowledge of BMS’s in-house patent counsel after reasonable due diligence, (A) the most recent Patent report provided to BMS pursuant to Section 5.1 of the Pharmatop License Agreement relating to the Pharmatop Patents has been provided to Cadence, except for information that may have been redacted relating to Patents outside the Territory, and (B) BMS has not received any written notices of allowances for the Pharmatop Patents or written notices of interferences proceedings with respect thereto, except as previously disclosed to Cadence.
               (ii) To the knowledge of BMS’s in-house patent counsel after reasonable due diligence, there are no unpaid maintenance, annuity or renewal fees currently overdue for any of the Pharmatop Patents.
               (iii) To the knowledge of BMS’s in-house patent counsel, BMS is the sole and exclusive licensee of the Pharmatop Patents in the Territory.
               (iv) BMS has not sublicensed, granted any interest in or options to the Pharmatop Patents to any Third Party in the Territory and covenants not do so prior to the expiration or termination of this Agreement, except in the exercise of BMS’s retained rights pursuant to Section 2.2.

          (b) To the knowledge of BMS’s in-house counsel, BMS is not, nor has it received any notice that it is, in default (or that with the giving of notice or lapse of time or both it would be in default) with respect to the BMS Rights under the Pharmatop License Agreement that would permit Pharmatop to terminate, or exercise a right of rescission, revision or amendment of, the Pharmatop License Agreement with respect to the Territory and covenants that it shall not take, and shall cause its Affiliated Companies not to take, any action or omit to take any action after the Execution Date that would permit Pharmatop to terminate, or exercise a right of rescission, revision or amendment of, the Pharmatop License Agreement with respect to the Territory, other than the omission of the performance of obligations assumed by Cadence hereunder.
          (c) To the knowledge of BMS’s in-house patent counsel, BMS has not received written notice of any claim, action, suit or litigation alleging that BMS’s exploitation (including the import, use, manufacture, sale and offer for sale) of the BMS Rights for the Product interferes with, infringes, or misappropriates any intellectual property rights of any Third Party (including written notice of any claim, action, suit or litigation that BMS must license or refrain from using any intellectual property rights of any Third Party in order to exploit(including the import, use, manufacture, sale and offer for sale) any Products. To the knowledge of BMS’s in-house patent counsel, BMS has not received written notice that any claim, action, suit or litigation is pending or threatened which challenges the legality, validity, enforceability, use or ownership of any BMS Rights.
          (d) BMS represents and warrants to Cadence that a true and correct copy of the Pharmatop License Agreement as of the Effective Date, including any and all amendments, supplements or other modifications thereto, except for the redaction of certain financial information in Section 7.1 thereof, has been Previously Disclosed. A copy of the Licensor Confirmation provided by Pharmatop with respect to certain intellectual property and other matters as of February 6, 2006, has been Previously Disclosed.
          (e) To the knowledge of BMS, no circumstances or grounds exist that would entitle Pharmatop to terminate or exercise a right of rescission, revision, or amendment of the Pharmatop License Agreement with respect to the Territory, and the execution, delivery and performance of this Agreement will not constitute such a circumstance or ground.
          (f) BMS has protected the Pharmatop Know-How in a manner not materially different from the manner in which it customarily protects its other proprietary know-how of comparable commercial value.
     6.4 BMS Patents and Know-How. As of the Execution Date, BMS represents and warrants to Cadence with respect to the BMS Patents and BMS Know-How that to the knowledge of its in-house patent counsel:
          (a) there are no unpaid maintenance, annuity or renewal fees currently overdue for any of the BMS Patents; and
          (b) there are no claims, judgments or settlements against or owed by BMS and no litigation pending or threatened in writing relating to the BMS Patents; and

          (c) BMS has protected the BMS Know-How in a manner not materially different from the manner in which it customarily protects its other proprietary know-how of comparable commercial value.
     6.5 DISCLAIMER.
          (a) EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE VI OR IN SECTION 5.2(D), BMS MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE BMS RIGHTS, BMS PATENTS OR BMS KNOW-HOW, IMPROVEMENTS, REGISTRATIONAL INFORMATION, REGULATORY FILINGS, APPROVALS, PRODUCT DATA, OTHER PRODUCT DATA OR REPORTS, STUDIES, PATENTS, PROCESSES, FORMULATIONS, TECHNIQUES OR OTHER TRADE SECRETS OR CONFIDENTIAL INFORMATION PROVIDED BY BMS TO CADENCE HEREUNDER OR ANY LICENSE GRANTED BY BMS HEREUNDER, OR WITH RESPECT TO ANY COMPOUNDS OR PRODUCTS. WITHOUT LIMITING THE FOREGOING, BMS MAKES NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE BMS RIGHTS, BMS PATENTS OR BMS KNOW-HOW OR ANY LICENSE GRANTED BY BMS HEREUNDER, OR WITH RESPECT TO ANY COMPOUNDS OR PRODUCTS. FURTHERMORE, NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION OR WARRANTY BY BMS THAT ANY OF THE FOREGOING IS VALID OR ENFORCEABLE OR THAT CADENCE’S USE THEREOF CONTEMPLATED HEREUNDER DOES NOT INFRINGE ANY PATENT RIGHTS OR OTHER INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY.
          (b) EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE VI OR IN SECTION 5.2(D), CADENCE MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE IMPROVEMENTS, REGISTRATIONAL INFORMATION, REGULATORY FILINGS, APPROVALS, PRODUCT DATA, OTHER PRODUCT DATA OR REPORTS, STUDIES, PATENTS, PROCESSES, FORMULATIONS, TECHNIQUES OR OTHER TRADE SECRETS OR CONFIDENTIAL INFORMATION PROVIDED BY CADENCE TO BMS HEREUNDER OR ANY LICENSE GRANTED BY CADENCE HEREUNDER, OR WITH RESPECT TO ANY COMPOUNDS OR PRODUCTS. WITHOUT LIMITING THE FOREGOING, CADENCE MAKES NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO ANY LICENSE GRANTED BY CADENCE HEREUNDER, OR WITH RESPECT TO ANY COMPOUNDS OR PRODUCTS. FURTHERMORE, NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION OR WARRANTY BY CADENCE THAT ANY OF THE FOREGOING IS VALID OR ENFORCEABLE OR THAT BMS’S USE THEREOF CONTEMPLATED HEREUNDER DOES NOT INFRINGE ANY PATENT RIGHTS OR OTHER INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY.
     6.6 LIMITATION OF LIABILITY. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT OR OTHERWISE, (I) NEITHER PARTY SHALL BE LIABLE TO THE

OTHER (OR TO ANY INDEMNIFIED PARTIES) WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT, WHETHER UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY, FOR ANY INCIDENTAL, INDIRECT, SPECIAL, EXEMPLARY, PUNITIVE, MULTIPLE, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS, LOSS OF USE, DAMAGE TO GOODWILL, OR LOSS OF BUSINESS), EXCEPT THAT SUCH LIMITATION SHALL NOT APPLY TO (A) PUNITIVE OR CONSEQUENTIAL DAMAGES PAID OR PAYABLE TO A THIRD PARTY BY AN INDEMNIFIED PARTY FOR WHICH THE INDEMNIFIED PARTY IS ENTITLED TO INDEMNIFICATION HEREUNDER, (B) A BREACH OF THE [***] COVENANT, (C) ANY FAILURE BY CADENCE OR ITS AFFILIATED COMPANIES TO (1) OBSERVE OR COMPLY WITH THE TERMS OF THE PHARMATOP LICENSE AGREEMENT OR (2) PERFORM ANY OF THE OBLIGATIONS UNDER THE PHARMATOP LICENSE AGREEMENT ASSUMED BY CADENCE HEREUNDER THAT, IN THE CASE OF EACH OF PART (1) AND (2) OF THIS CLAUSE (C) RESULTS IN A TERMINATION OF THE PHARMATOP LICENSE AGREEMENT WITH RESPECT TO ANY COUNTRY IN THE TERRITORY OR A TERMINATION OF THE PHARMATOP LICENSE AGREEMENT IN ITS ENTIRETY, (D) ANY BREACH OF THE PHARMATOP LICENSE AGREEMENT BY BMS OR ITS AFFILIATED COMPANIES (OTHER THAN WITH RESPECT TO ANY OBLIGATION TO BE PERFORMED BY CADENCE) THAT RESULTS IN A TERMINATION OF THE PHARMATOP LICENSE AGREEMENT WITH RESPECT TO ANY COUNTRY IN THE TERRITORY OR A TERMINATION OF THE PHARMATOP LICENSE AGREEMENT IN ITS ENTIRETY OR (E) ANY BREACH OF [***] OF THIS AGREEMENT BY BMS OR ITS AFFILIATED COMPANIES OR OF [***] OF THIS AGREEMENT BY CADENCE OR ITS AFFILIATED COMPANIES AS TO WHICH CADENCE OR BMS, AS THE CASE MAY BE, TERMINATES THIS AGREEMENT PURSUANT TO SECTION 8.3(B) (IT BEING UNDERSTOOD THAT A BREACH OF ANY OF SUCH SECTIONS IS NOT NECESSARILY A MATERIAL BREACH THAT WOULD PERMIT TERMINATION UNDER SECTION 8.3(B)), AND (II) EXCEPT AS PROVIDED IN [***] ABOVE, BMS SHALL NOT BE LIABLE IN RESPECT OF ANY BREACH OF ANY REPRESENTATION OR WARRANTY OF BMS CONTAINED IN THIS AGREEMENT IN AN AMOUNT GREATER THAN THE AMOUNTS PAID BY CADENCE TO BMS UNDER SECTION 4.1 OF THIS AGREEMENT.
ARTICLE VII — INDEMNIFICATION; ARBITRATION
     7.1 Mutual Indemnification. Each Party (the “Indemnifying Party”) shall indemnify, defend and hold harmless the other Party, its Affiliated Companies and their respective directors, officers, employees, and agents and their respective successors, heirs and permitted assigns (the “Indemnitees”), against any liability, damage, loss or expense (including reasonable attorneys’ fees and expenses of litigation) (collectively, but subject to Section 6.6 hereof, “Losses”) incurred by or imposed upon the Indemnitees, or any one of them arising out of or resulting from (or alleged to arise out of or result from) any of the following:

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               (i) any breach of any representation or warranty of the Indemnifying Party contained in this Agreement; and
               (ii) any breach of any covenant or agreement of the Indemnifying Party contained in this Agreement.
     7.2 Additional Indemnification Obligations of Cadence. Without limiting its obligations under Section 7.1, Cadence further agrees to indemnify, defend and hold harmless BMS, its Affiliated Companies and their respective directors, officers, employees, and agents and their respective successors, heirs and assigns (the “BMS Indemnitees”), against any Losses payable by the BMS Indemnitees, or any one of them, to any Third Party arising out of or resulting from (or alleged to arise out of or result from) (A) any breach of the Pharmatop License Agreement (other than a breach by Pharmatop) resulting from (i) any failure of Cadence or any of its Affiliated Companies, sublicensees, contractors or agents to perform, observe or comply with any provision of the Pharmatop License Agreement that relates to the Territory (except to the extent that a breach by BMS of its obligations under this Agreement or the Pharmatop License Agreement or any other act or omission by BMS prevents such performance, observance or compliance by Cadence or its Affiliated Companies, sublicensees, contractors or agents) or (ii) the exercise by Cadence or its Affiliated Companies, sublicensees, contractors or agents of the BMS Rights sublicensed to Cadence under this Agreement, (B) the development of Products by or on behalf of Cadence or any of its Affiliated Companies or sublicensees for the Territory or any other jurisdiction as to which Cadence or any of its Affiliated Companies has or may acquire rights with respect to Products, (C) the marketing, promotion, sale, use, consumption of, or exposure to, Products in the Territory or any such other jurisdiction, (D) the manufacturing (other than pursuant to the Clinical Supply Agreement) of Products for sale, use or consumption in the Territory or any such other jurisdiction, (E) the use by Cadence and its Affiliated Companies or any of its or their sublicensees, contractors or agents of BMS’s Product Data, Other Product Data or Regulatory Filings or other data, information, records, filings or Confidential Information that BMS provides to Cadence pursuant to this Agreement or (F) any failure by Cadence and its Affiliated Companies and its and their sublicensees to comply with Applicable Law in connection with the development and commercialization (including the manufacture, marketing, promotion and sale) of the Products hereunder.
7.3 Additional Indemnification Obligations of BMS. Without limiting its obligations under Section 7.1, BMS further agrees to indemnify, defend and hold harmless Cadence, its Affiliated Companies and their respective directors, officers, employees, and agents and their respective successors, heirs and assigns (the “Cadence Indemnitees”), against any Losses payable by the Cadence Indemnitees, or any one of them, to any Third Party arising out of or resulting from (or alleged to arise out of or result from) (A) any breach of the Pharmatop License Agreement (other than a breach by Pharmatop or a failure by Cadence or any of Cadence’s Affiliated Companies or any of their sublicensees, contractors or agents to perform, observe or comply with any of the provisions of the Pharmatop License Agreement, except to the extent that a breach by BMS of its obligations under this Agreement or the Pharmatop License Agreement or any other act or omission by BMS prevents such performance, observance or compliance by Cadence or its Affiliated Companies, sublicensees, contractors or agents) resulting from (i) any failure of BMS or any of its Affiliated Companies or its or their sublicensees (other than Cadence), contractors or agents to perform, observe or comply with anyprovision of the Pharmatop License Agreement that relates to the Territory (except to the extent such failure results from any act or omission of Cadence and its Affiliated Companies, sublicensees contractors and agents to perform, observe or comply with any provision of the Pharmatop License Agreement that relates to the Territory or with this Agreement), (B) any breach of the Pharmatop License Agreement by BMS or any of its Affiliated Companies or its or their sublicensees (other than Cadence), contractors or agents that arises out of activities of BMS or any of its Affiliated Companies or its or their sublicensees (other than Cadence) outside the Territory, (C) the exploitation (including the import, use, manufacture, sale and offer for sale) of the Products by BMS or any of its Affiliated Companies or its or their sublicensees (other than Cadence), contractors or agents outside the Territory or inside the Territory pursuant to the rights retained by BMS under this Agreement, (D) the exploitation (including the import, use, manufacture, sale and offer for sale) of the Products by BMS or any of its Affiliated Companies or its or their sublicensees (other than Cadence), contractors or agents inside the Territory prior to the Effective Date or (E) the use by BMS and its Affiliated Companies or any of its or their sublicensees (other than Cadence), contractors or agents of Cadence’s Product Data, Other Product Data or Regulatory Filings or other data, information, records, filings or Confidential Information that Cadence provides to BMS pursuant to this Agreement.
     7.4 Conditions to Indemnification; Third Party Claims. Subject to Article 12 of the Pharmatop License Agreement, to the extent applicable, a Party seeking indemnification under this Article VII (the “Indemnified Party”) with respect to any claim brought by any Third Party shall give prompt notice of the claim to the Indemnifying Party and, provided that the Indemnifying Party is not contesting the indemnity obligation, shall permit the Indemnifying Party to control and assume the defense of any litigation relating to such claim and disposition of any such claim unless the Indemnifying Party is also a party (or likely to be named a party) to the proceeding in which such claim is made and the Indemnified Party gives notice to the Indemnifying Party that it may have defenses to such claim or proceeding that are in conflict with the interests of the Indemnifying Party, in which case the Indemnifying Party shall not be so entitled to assume the defense of the case. If the Indemnifying Party does assume the defense of any claim or proceeding, it (i) shall act diligently and in good faith with respect to all matters relating to the settlement or disposition of any claim as the settlement or disposition relates to Parties being indemnified under this Article VII, (ii) shall cause such defense to be conducted by counsel reasonably acceptable to the Indemnified Party and (iii) shall not settle or otherwise resolve any claim without prior notice to the Indemnified Party and the consent of the Indemnified Party if such settlement involves anything other than the payment of money by the Indemnifying Party. The Indemnified Party shall cooperate with the Indemnifying Party in its defense of any claim for which the Indemnifying Party has assumed the defense in accordance with this Section 7.4, and shall have the right (at its own expense) to be present in person or through counsel at all legal proceedings giving rise to the right of indemnification.
     7.5 Insurance. Cadence shall, beginning with the initiation of its first clinical trial for a Product, maintain at all times thereafter during the term of this Agreement, and until the later of (i) [***] ([***])[***] after termination or expiration of this Agreement or (ii) the date that all statutes of limitation covering claims or suits that may be brought for personal injury based on

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the sale or use of a Product have expired in all countries in the Territory, comprehensive general liability insurance from a recognized, creditworthy insurance company having an Excellent rating (A rating or above by A.M. Best), a financial performance rating of at least Strong (A rating or above by A.M. Best) and an A.M. Best Class Size of at least VIII, on a claims-made basis, with endorsements for contractual liability and product liability, and with coverage limits of not less than [***] ([***]) per occurrence and, [***], [***]([***])in the aggregate or, [***], [***]([***]) in the aggregate and which shall name BMS as an “additional insured” thereunder. The minimum level of insurance set forth herein shall not be construed to create a limit on Cadence’s liability hereunder. Within [***]([***])[***] following written request from BMS, Cadence shall furnish to BMS a certificate of insurance evidencing such coverage as of the date. Cadence shall provide BMS with not less than [***]([***]) days’ prior written notice of any modification or cancellation of coverage by Cadence and shall provide written notice to BMS not less than [***]([***])[***] after receiving notice from its insurer (or insurance broker) of any modification or cancellation of coverage by the insurer. In the case of a modification or cancellation of such coverage, Cadence shall promptly provide BMS with a new certificate of insurance evidencing that Cadence’s coverage meets the requirements in the first sentence of this Section. The collection by BMS of any proceeds under any such insurance policy shall not affect BMS’s right to obtain indemnification or other remedies under this Agreement, except to the extent that the collection of such proceeds reduces BMS’s Losses, and the assertion by BMS of a claim under any such insurance policy shall not impair BMS’s right to assert a claim against Cadence or any other Person for indemnification or otherwise pursuant to this Agreement.
     7.6 Arbitration. Except as set forth in Section 7.7, any controversy or claim arising out of or relating to this Agreement or the validity, inducement or breach thereof (a “Dispute”) shall be settled by binding arbitration as follows:
          (a) A Party may submit such Dispute to arbitration by notifying the other Party, in writing, of such Dispute and demanding arbitration of such Dispute in accordance with this Section 7.6. Any such Dispute shall, except as provided herein, be finally resolved under the Rules of Arbitration of the International Chamber of Commerce (the “ICC”) before an arbitration tribunal of three (3) arbitrators appointed and ruling in accordance with such Rules of Arbitration (the “Rules”), except where the Rules conflict with this Section 7.6, in which case this Section shall control. Each of the arbitrators shall be an attorney who has at least fifteen (15) years of experience with a law firm or corporate law department of over twenty-five (25) lawyers or a judge of a court of general jurisdiction. The governing law set forth in Section 9.8 shall govern any such proceedings, unless otherwise required by Section 7.7. The language of the arbitration shall be English.
          (b) Within thirty (30) days after the designation of the arbitrator, the arbitrator and the Parties shall meet, and each Party shall provide to the arbitrator a written summary of all disputed issues, such Party’s position on such disputed issues and such Party’s proposed ruling on the merits of each such issue.

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          (c) The arbitrator shall set a date for a hearing, which shall be no later than thirty (30) days after the submission of written proposals pursuant to Section 7.6(b), for the presentation of evidence and legal argument concerning each of the issues identified by the Parties. The Parties shall have the right to be represented by counsel.
          (d) The arbitrator shall use his or her best efforts to rule on each disputed issue within thirty (30) days after completion of the hearing described in Section 7.6(c). The determination of the arbitrator as to the resolution of any dispute shall be binding and conclusive upon all Parties. All rulings of the arbitrator shall be in writing and shall be delivered to the Parties except to the extent that the Rules provide otherwise. Nothing contained herein shall be construed to permit the arbitrator to award punitive, exemplary or any similar damages.
          (e) [***].
          (f) Any arbitration pursuant to this Section 7.6 shall be conducted in Chicago, Illinois or, if such arbitration includes Pharmatop as contemplated by Section 7.7, Paris, France. Any arbitration award may be entered in and enforced by any court with jurisdiction.
          (g) The Parties acknowledge and agree that the breach by any Party of the provision of this Agreement related to the protection of trade secrets or confidentiality would not be fully compensable by money damages and would result in irreparable harm to the other Party. Notwithstanding anything in this Article 7, each Party shall have the right to seek injunctive or other equitable relief from a court of competent jurisdiction that may be necessary to avoid irreparable harm, maintain the status quo or preserve the subject matter of the arbitration, including any breach or threatened breach of Section 5.1 or 5.2.
     7.7 Pharmatop Arbitration. In the event of any controversy or claim between Pharmatop and BMS relating to or affecting the rights thereunder with respect to the Territory arising out of or relating to the Pharmatop License Agreement or the performance by Cadence of its obligations under this Agreement or the Pharmatop License Agreement that is the subject of an arbitration proceeding pursuant to Section 13.1 of the Pharmatop License Agreement, Cadence agrees that, if requested by BMS (or if requested by Cadence to the extent such proceeding relates to the Territory) and to the extent permitted by the Pharmatop License Agreement or by Pharmatop or the arbitrators, (i) Cadence will (if requested by BMS) join in and participate in such proceeding; (ii) if requested by Cadence with respect to any such proceeding that relates to the Territory, BMS shall use reasonable efforts to seek to include Cadence in such proceeding, and (iii) if Cadence participates or is included in such proceeding, any controversy or claim between BMS and Cadence relating thereto shall be settled by arbitration in such proceeding to the extent possible rather than in a proceeding under Section 7.6. In the event of any controversy or claim between Pharmatop and Cadence arising out of or relating to the Pharmatop License Agreement or the performance by Cadence of its obligations under this Agreement or the Pharmatop License Agreement that is the subject of an arbitration proceeding

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pursuant to Section 13.1 of the Pharmatop License Agreement or otherwise, BMS shall be entitled to participate in such proceeding, and to the extent permitted by the Pharmatop License Agreement or by Pharmatop or the arbitrators, any controversy or claim between BMS and Cadence relating thereto shall be settled by arbitration in such proceeding. In the event BMS reasonably believes that the participation of Pharmatop in any arbitration proceeding between BMS and Cadence pursuant to Section 7.6 would facilitate the orderly resolution of such Dispute, BMS shall be entitled to have Pharmatop participate in such arbitration proceeding.
ARTICLE VIII — TERM AND TERMINATION
     8.1 Term. This Agreement shall commence as of the Effective Date and, unless sooner terminated in accordance with the terms hereof or by mutual written consent, shall expire in each country in the Territory, on a country-by-country basis, upon the expiration of both the Royalty Term and BMS Patent Royalty Term in such country.
     8.2 Automatic Termination. This Agreement shall terminate automatically in the event of the termination of the Pharmatop License Agreement. In the event of a partial termination of the Pharmatop License Agreement, this Agreement shall terminate in respect of the rights so terminated under the Pharmatop License Agreement.
     8.3 Termination by Either Party. Either Party shall have the right to terminate this Agreement on a country-by-country basis (except that any termination with respect to the United States shall also apply to Canada), at its sole discretion, upon delivery of written notice to the other Party, upon the occurrence of any of the following:
     (a) the Bankruptcy of the other Party; and
     (b) a material breach of this Agreement by the other Party with respect to any country in the Territory (or, in the case of any covenant that is qualified by materiality, any breach) that is not cured within the Specified Number of Days (as defined below) after written notice of such breach is given; provided that such additional cure period shall not apply to any breach of Section 5.5; and provided, further that the Parties acknowledge that a series of breaches which are immaterial individually may, when considered in the aggregate, result in a material breach and that such opportunity to cure shall run in respect of each such immaterial breach from the date that the Party seeking to terminate has given notice of such material breach.
          As used herein “Specified Number of Days” means [***] ([***]) days (or [***] in the case of a termination based on the second proviso of the first paragraph of this Section 8.3(b)), except that:
          (i) if [***] have not occurred:
               (A) [***],

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               (B) [***] and
               (C) [***];
     (ii) if the [***] has occurred, the Specified Number of Days shall be [***]([***])[***]; and
     (iii) if the [***] has occurred, the Specified Number of Days shall be [***]([***])[***].
     8.4 Termination by BMS. BMS shall have the right to terminate this Agreement, at BMS’s sole discretion, upon delivery of written notice to Cadence, upon the occurrence of any of the following:
          (a) the failure of Cadence or any of its Affiliated Companies, sublicensees, contractors or agents to perform, observe or comply with any provision of the Pharmatop License Agreement that relates to the Territory, the BMS Rights or the exercise of the rights sublicensed or licensed to Cadence under this Agreement or any other act or omission of Cadence or any of its Affiliated Companies or any of their sublicensees, contractors or agents that results in a material breach of the Pharmatop License Agreement or would permit Pharmatop to terminate, or exercise a right of rescission with respect to, the Pharmatop License Agreement (except to the extent that a breach by BMS of its obligations under this Agreement or any other act or omission by BMS prevents such performance, observance or compliance by Cadence or its Affiliated Companies, sublicensees, contractors or agents);
          (b) the failure of Cadence to deliver to BMS any of the reports, statements or other information required to be delivered to BMS pursuant to Section 3.2(e) which failure is not cured within the [***] ([***])[***] period provided for in such Section.
     8.5 Termination by Cadence.
     (a) Upon the occurrence of any of the following, Cadence shall have the right to terminate this Agreement on a country-by-country basis (except that, unless otherwise specifically provided herein, any termination with respect to the United States shall also apply to Canada), at Cadence’s sole discretion, upon delivery prior written notice to BMS of not less than (A) [***]([***])[***] more notice than is required under the Pharmatop License Agreement or (B) [***]([***])[***] if no notice period is specified under the Pharmatop License Agreement:
     (i) the occurrence after the Effective Date of an event that relates to the Territory and would entitle BMS to terminate the Pharmatop License Agreement pursuant to Section 5.3, 6.2(a), 6.2(b), 6.3(a) or 6.3(b) thereof, whether or not BMS exercises such right of termination; provided, however, that if such right of termination relates only to a specific country in the Territory then the right of Cadence to terminate this Agreement shall apply only to such country; and provided, further, that if any such event would permit a reduction in the royalty payable to Pharmatop under the Pharmatop

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License Agreement and Cadence elects to pay such reduced royalty, then Cadence shall not have any right to terminate this Agreement as a result of such event; or
     (ii) a failure by Pharmatop to perform any of its material obligations under the Pharmatop License Agreement with respect to the Territory that would permit BMS to terminate the Pharmatop License Agreement with respect to the Territory and is not cured within any cure period applicable under the Pharmatop License Agreement; provided that if such right of termination relates only to a specific country in the Territory then the right of Cadence to terminate this Agreement shall apply only to such country.
     (b) If the [***] Date occurs, Cadence may terminate this Agreement upon not less than ninety (90) days’ prior written notice to BMS.
     8.6 Scope of Termination. Except as otherwise provided in this Agreement, any termination of this Agreement pursuant to this Article 8 shall be as to all countries in the Territory and all Products, except that in the event of a termination at the election of a Party the terminating Party may elect by written notice to the other Party to have such termination apply in respect to one (but not both) of the countries in the Territory, as designated by such Party in such notice, in which case the rights and obligations of the Parties as to the remaining country of the Territory shall be unaffected by such termination as to the non-terminated country; provided, however, that, except for a termination pursuant to Section 8.5(ii), any termination with respect to the United States shall also apply to Canada.
     8.7 Effect of Termination. Upon termination of this Agreement with respect to any country or all countries in the Territory:
     (a) All rights and licenses granted to Cadence in Article 2 and Sections 3.5, 3.6 and 3.7 shall terminate with respect to each terminated country and all rights of Cadence under the BMS Rights and the Pharmatop License Agreement, the BMS Patents and BMS Know-How shall revert to BMS, and Cadence shall cease all use of the BMS Rights, BMS Patents and BMS Know-How with respect to each terminated country, provided that, to the extent permitted by the Pharmatop License Agreement and unless this Agreement is terminated as a result of a breach or failure to comply by Cadence or any of its Affiliated Companies or their sublicensees, contractors or agents to comply with the terms and conditions of this Agreement or the Pharmatop License Agreement, Cadence shall have the right for [***] ([***]) days after such termination to sell off any Products already manufactured or ordered pursuant to non-cancelable purchase orders. All Net Sales of such sold off Products shall be subject to the Royalty payments provided for in Article IV.
     (b) Cadence shall assign to BMS or BMS’s designee [***] all INDs, NDAs and other Regulatory Filings, Product Data, Other Product Data and Approvals owned or Controlled by Cadence relating to the Products (and all of Cadence’s right, title and interest therein and thereto) in each terminated country, and Cadence shall provide to BMS or BMS’s designee [***]([***])[***] of all documents and filings contained in or referenced in any such filings, together with the raw and summarized data for any preclinical and clinical studies of the

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Products. Cadence shall take such actions with the applicable Drug Regulatory Authorities in each terminated country to transfer ownership and control of such Regulatory Filings to BMS not later than [***]([***])[***] after such termination.
          (c) Cadence shall transfer to BMS or BMS’s designee [***] all Product Data, Other Product Data and other data generated in connection with any preclinical studies, clinical trials and other studies conducted by or on behalf of Cadence and its Affiliated Companies relating to the Products and within [***]([***])[***] after such termination shall transfer to BMS or BMS’s designee copies of all Regulatory Filings with Drug Regulatory Authorities in the terminated countries with respect to Products, rendered PDF copies of the applicable clinical study reports (and the appendices, tables, listings and graphs therein), the SAS data sets containing the raw data from the applicable clinical studies. If Cadence maintains such Product Data, Other Product Data and other data in electronic form, Cadence shall provide it to BMS or BMS’s designee in electronic form, but Cadence shall have no obligation to reformat or otherwise alter or modify any materials or to create or recreate any such materials in electronic form in order to provide them to BMS.
          (d) Cadence shall disclose to BMS in writing its manufacturing patents, processes, techniques and trade secrets for making the Products and BMS shall automatically have a fully paid up, exclusive, perpetual, worldwide, transferable, sublicensable right and license under know-how and patents Controlled by Cadence and its Affiliated Companies relating to any composition, formulation, method of use or manufacture of any Product solely for using, importing, making, having made, selling and offering for sale Products outside the Territory and in each terminated country.
          (e) Cadence shall assign (or, if applicable, cause its Affiliated Company to assign) to BMS or BMS’s designee [***] all of Cadence’s (and such Affiliated Companies’) right, title and interest in and to any registered or unregistered trademark, trademark application, trade name or internet domain name that is specific to a Product in each terminated country (it being understood that the foregoing shall not include any trademarks or trade names that contain the name “Cadence”).
          (f) Cadence shall assign to BMS or BMS’s designee [***] all of Cadence’s right, title and interest in any inventions owned by it pursuant to Section 2.7 (and any patent applications filed thereon and patents issued thereon) pertaining to the composition of matter or method of use or utility of any Product in each terminated country.
          (g) BMS shall be entitled to retain all amounts previously paid to BMS by Cadence under this Agreement.
          (h) Neither Party shall be relieved of any obligation that accrued prior to the effective date of such termination or expiration, including any obligation of Cadence with respect to any amount due or payable to BMS that accrued or that arises out of acts or events occurring prior to the effective date of termination.

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          (i) Unless such termination was as a result of a breach of this Agreement by Cadence or any of its Affiliated Companies, sublicensees, agents or contractors or a failure of Cadence or any of its Affiliated Companies, sublicensees, agents or contractors to comply with or observe the terms of the Pharmatop License Agreement or a termination by Cadence pursuant to Section 8.5, Cadence shall have, unless the License has been terminated pursuant to Section 2.17(b), a [***] perpetual, noncancelable and non-exclusive license (A) under the BMS Know-How, with the right to sublicense as provided in Section 2.4, to make and have made the Products anywhere in the world solely for use and sale within the Territory, (B) under the BMS Patents, with the right to sublicense as provided in Section 2.4, to import, use, sell and offer for sale Products in the Territory and (C) under the BMS Patents, with the right to sublicense as provided in Section 2.4, to make and have made the Products in the Territory solely for use and sale within the Territory; provided, however, that the licenses granted in clauses (B) and (C) of this paragraph shall not grant any right to the composition of matter of any Other Chemical Entity, or the right to make or have made any Other Chemical Entity or to any use not claimed by the BMS Patents.
          (j) Notwithstanding the foregoing, in the event this Agreement terminates as the result of the termination of the Pharmatop License Agreement as the result of a material breach of that agreement by BMS (that is not the result of a breach of this Agreement by Cadence or any of its Affiliated Companies, sublicensees, agents or contractors or a failure of Cadence or any of its Affiliated Companies, sublicensees, agents or contractors to comply with or observe the terms of the Pharmatop License Agreement), the assets to be transferred and information to be disclosed to BMS or its designee pursuant to Sections 8.7(b), (c), (d), (e) and (f) shall not be transferred or disclosed to BMS or its designee but shall, at on the written request of BMS, be transferred to Pharmatop; provided, however, that (1) BMS shall have the right upon its request to have such assets transferred, and such information disclosed, to it or its designee on terms to be agreed by BMS and Cadence and (2) if Cadence obtains any damages or other remedy in respect of its cost of producing or obtaining such assets and information, such assets shall be transferred, and such information shall be disclosed, to BMS or its designee.
          (k) The Parties hereto recognize that the assets to be assigned and transferred to BMS or its designee (or to Pharmatop or its designee) pursuant to this Section 8.7 are unique and are not available on the open market and that any breach of the terms of this Section 8.7 would give rise to irreparable harm for which money damages would not be an adequate remedy. Accordingly, the Parties agree that, in addition to all other remedies available to it, BMS shall be entitled to enforce the terms of this Section 8.7 by a decree of specific performance, without the necessity of proving the inadequacy as a remedy of money damages. In the event of failure to obtain such assignment, Cadence hereby consents and grants to BMS and its designee the right to access and reference (without any further action required on the part of Cadence, whose authorization to file this consent with any Regulatory Authority is hereby granted) any and all such Regulatory Filings, Product Data, Other Product Data, information and Approvals for any regulatory or other use or purpose in each terminated country.
     8.8 Transition. Upon termination of this Agreement with respect to any country or all countries in the Territory, all actions then being controlled or undertaken by Cadence with

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respect to the applicable terminated countries in the Territory shall revert to the control of BMS or its designee, and Cadence and BMS (or BMS’s designee) shall cooperate and use commercially reasonable efforts to effect an orderly transfer and transition of such activities to BMS or its designee, and Cadence shall take any reasonable action requested by BMS to facilitate such transition. BMS and Cadence shall endeavor to effect such transition as promptly as reasonably practicable.
     8.9 Survival. The following provisions shall survive termination or expiration of this Agreement, as well as any other provisions which by their nature are intended to survive termination or expiration: Section 2.8(c), BMS’s rights of use and reference set forth in Section 2.9, Section 2.15, Section 4.8, Section 5.1, Section 5.2, Section 5.3, Section 6.6, Article 7 (other than Section 7.5), Article 8 and Article 9.
     8.10 Bankruptcy. The Parties agree that in the event a Party becomes a debtor under Title 11 of the U.S. Code (“Title 11”), this Agreement shall be deemed to be, for purposes of Section 365(n) of Title 11, a license to rights to “intellectual property” as defined therein. Each Party as a licensee hereunder shall have the rights and elections as specified in Title 11. Any agreements supplemental hereto shall be deemed to be “agreements supplementary to” this Agreement for purposes of Section 365(n) of Title 11.
ARTICLE IX — MISCELLANEOUS
     9.1 Amendments. This Agreement may be amended only by a writing signed by each of the Parties, and any such amendment will be effective only to the extent specifically set forth in such writing.
     9.2 Counterparts; Facsimile Execution. This Agreement may be executed in any number of counterparts, and by each of the Parties on separate counterparts, each of which, when so executed, will be deemed an original, but all of which will constitute but one and the same instrument. Delivery of an executed counterpart of this Agreement by facsimile will be equally as effective as delivery of a manually executed counterpart of this Agreement.
     9.3 Cumulative Remedies. The rights and remedies of the Parties under this Agreement are cumulative and not exclusive of any rights or remedies which the Parties would otherwise have. No single or partial exercise of any such right or remedy by a Party, and no discontinuance of steps to enforce any such right or remedy, will preclude any further exercise thereof or of any other right or remedy of such Party.
     9.4 Entire Agreement. This Agreement and the Clinical Supply Agreement contain the entire agreement of the Parties with respect to the transactions contemplated hereby and supersedes all prior written and oral agreements, and all contemporaneous oral agreements, relating to such transactions.
     9.5 Schedules. The Schedules attached to in this Agreement are an integral part hereof and all references to this Agreement include such Schedules.

     9.6 Force Majeure.
          (a) General. No Party shall be liable for any failure to perform its obligations under this Agreement (other than obligations to make payments of money) to the extent such performance has been delayed, interfered with or prevented by an event of Force Majeure, except that Pharmatop shall not be excused from performance of any obligation under the Pharmatop License Agreement assumed by it unless such performance is excused under such agreement
          (b) Definition. As used in this Section, “Force Majeure” means any circumstances whatsoever which are not within the reasonable control of the Party affected thereby, including an act of God, an act of any Governmental Entity (including any Drug Regulatory Authority), war, insurrection, riot, strike or labor dispute, shortage of materials, fire, explosion, flood, government requisition or allocation, breakdown of or damage to plant, equipment or facilities, interruption or delay in transportation, fuel supplies or electrical power, embargo, boycott, order or act of civil or military authority. The Party who declares an event of Force Majeure shall give prompt notice to the other Party of such declaration.
          (c) Duty to Mitigate. If the performance of any obligation has been delayed, interfered with or prevented by an event of Force Majeure, then the Party affected by such event will take such actions as are reasonably available to remove the event of Force Majeure or to mitigate the effect of such occurrence, except that labor disputes will be settled at the sole discretion of the Party affected thereby.
          (d) Suspension of Certain Obligations. If an event of Force Majeure occurs, the obligations of the Parties under this Agreement (other than obligations to make payments of money) will be suspended during, but not longer than, the continuance of the event of Force Majeure.
     9.7 Assignment.
          (a) BMS may, without Cadence’s consent, assign or transfer all of its rights and obligations hereunder, in connection with any transfer of all of BMS’s rights under the Pharmatop License Agreement with respect to the Territory to any Affiliated Company of BMS or to any Third Party (including a successor in interest); provided, that such assignee or transferee agrees in a writing provided to Cadence to be bound by the terms of this Agreement.
          (b) Upon [***] ([***])[***] advance written notice to BMS and subject to BMS’s (and, if required by the Pharmatop License Agreement, Pharmatop’s) prior written approval, which approval may be withheld or granted by BMS in its sole discretion (and by Pharmatop in accordance with the Pharmatop License Agreement), Cadence may assign or transfer all of its rights and obligations hereunder to a Third Party [***]; provided, that such Third Party shall have agreed prior to such assignment or transfer to be bound by the terms of this Agreement in a writing provided to BMS and Pharmatop. Cadence may assign or transfer all of its rights and obligations hereunder without such consent to an Affiliated Company of Cadence (so long as such assignment or transfer includes all Approvals in the Territory, all

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manufacturing assets relating to this Agreement, and all rights and obligations under this Agreement); provided, that such Affiliated Company shall have agreed prior to such assignment or transfer to be bound by the terms of this Agreement in a writing provided to BMS; and provided, further, that all such rights and obligations automatically revert to Cadence free of any Liens in the event such company ceases to be an Affiliated Company of Cadence. For the purposes of clarification, transfers to a successor in interest by reason of merger, consolidation or sale of substantially all of the assets of Cadence shall be governed by Section 9.7(c).
          (c) Cadence may assign or transfer all of its rights and obligations hereunder without such consent to a successor in interest by reason of merger, consolidation or sale of substantially all of the assets of Cadence (and so long as such assignment or transfer includes, without limitation, all Approvals in the Territory, all manufacturing assets relating to this Agreement, and all rights and obligations under this Agreement); provided, that such successor in interest shall have agreed prior to such assignment or transfer to be bound by the terms of this Agreement in a writing provided to BMS.
          (d) Subject to the foregoing, this Agreement shall inure to the benefit of and be binding on the Parties’ successors and permitted assigns.
          (e) Any assignment or transfer in violation of the foregoing shall be null and void and wholly invalid, the assignee or transferee in any such assignment or transfer shall acquire no rights whatsoever, and the non-assigning non-transferring Party shall not be required to recognize, such assignment or transfer.
          (f) No assignment by any Party of any of its rights or obligations under this Agreement shall relieve such Party from any of its obligations hereunder and the assignor shall remain jointly and severally liable with the assignee for the performance of the assigned obligations.
     9.8 Governing Law. This Agreement is a contract under the laws of the State of New York and for all purposes will be governed by, and construed and enforced in accordance with, the laws of said State, without giving effect to any internal conflict of law rules.
     9.9 Headings. All titles and headings in this Agreement are intended solely for convenience of reference and will in no way limit or otherwise affect the interpretation of any of the provisions hereof.
     9.10 Notices. All notices, consents, requests, demands and other communications required or permitted under this Agreement: (a) will be in writing; (b) will be sent by messenger, certified or registered U.S. mail, a reliable express delivery service or facsimile (with a copy sent by one of the foregoing means), charges prepaid as applicable, to the appropriate address(es) or fax number(s) set forth below; and (c) will be deemed to have been given on the date of receipt by the addressee (or, if the date of receipt is not a Business Day, on the first Business Day after the date of receipt), as evidenced by (i) a receipt executed by the addressee (or a responsible person in his or her office), the records of the Person delivering such communication or a notice to the effect that such addressee refused to claim or accept such communication, if sent by messenger, U.S. mail or express delivery service, or (ii) a receipt generated by the sender’s fax machine showing that such communication was sent to the appropriate number on a specified date, if sent by facsimile. All such communications will be sent to the following addresses or numbers, or to such other addresses or numbers as any Party may inform the others by giving five (5) Business Days’ prior notice:

If to Cadence:		With copies to:

Cadence Pharmaceuticals, Inc.		Cadence Pharmaceuticals, Inc.
12730 High Bluff Drive, Suite 410		12730 High Bluff Drive, Suite 410
San Diego, CA 92130		San Diego, CA 92130
Attn: President & CEO		Attn: Vice President, Business Development
Fax No.: (858) 436-1401		Fax No.: (858) 436-1401

If to BMS:		With a copy to:

Bristol-Myers Squibb Company		Bristol-Myers Squibb Company
Route 206 & Province Line Road		Route 206 & Province Line Road
Princeton, NJ 08540		Princeton, NJ 08540
Attn:	Senior Vice President - Corporate Business Development	Attn: Vice President and Senior Counsel, Licensing and Business Development
Fax No.: (609) 252-7128		Fax No.: (609) 252-4232
     9.11 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.
     9.12 No Third Party Beneficiaries. This Agreement is made solely for the benefit of the Parties hereto and their successors and permitted assigns, and, except as specifically set forth in this Agreement, no other Person has, or is entitled to enforce, any rights, benefits or obligations under this Agreement. Nothing set forth in this Agreement shall diminish, affect or impair the rights of Pharmatop under the Pharmatop License Agreement.
     9.13 Waivers. The due performance or observance by the Parties of their respective obligations under this Agreement will not be waived, and the rights and remedies of the Parties hereunder will not be affected, by any course of dealing or performance or by any delay or failure of any Party in exercising any such right or remedy. The due performance or observance by a Party of any of its obligations under this Agreement may be waived only by a writing signed by the Party against whom enforcement of such waiver is sought, and any such waiver will be effective only to the extent specifically set forth in such writing.
     9.14 Documentary Conventions. As used in this Agreement, (a) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms; (b) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation;” (c) the terms “hereof,” “herein,” “hereby,” “hereunder” and derivative or similar words refer to this entire Agreement and (d) unless otherwise specified, the terms “Section” or “Exhibit” or “Schedule” refer to the specified Section, Exhibit or Schedule of or to this Agreement. All references to generally accepted accounting principles shall refer to United States generally accepted accounting principles, and all accounting terms not defined in any agreement or instrument shall have the meanings determined by United States generally accepted accounting principles as in effect from time to time. References to a Person are also to its permitted successors and permitted assigns. Unless otherwise expressly provided herein, any reference to a statute, instrument or other agreement in this Agreement means such statute, instrument or agreement as it may from time to time be amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes.
     9.15. Consents and Approvals. All consents or approvals of the Parties contemplated hereunder shall not be unreasonably withheld, delayed or conditioned unless expressly stated as otherwise.
     9.16. Absence of Presumption. Each of the Parties acknowledges and agrees that this Agreement has been diligently reviewed by and negotiated by and between them, that in such negotiations each of them has been represented by competent counsel and that the final agreement contained herein, including the language whereby it has been expressed, represents the joint efforts of the Parties hereto and their counsel. Accordingly, in interpreting this Agreement or any provision hereof, no presumption shall apply against any Party hereto as being responsible for the wording or drafting of this Agreement or any such provision, and ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.
     9.17. Relationship of Parties. Nothing in this Agreement shall be construed to (i) create or imply a general partnership or joint venture between the Parties, (ii) make either Party the agent of the other for any purpose, (iii) give either Party the right to bind the other, (iv) create any duties or obligations between the Parties except as expressly set forth herein (other than the implied obligation of good faith), or (v) grant any direct or implied licenses or any other right other than as expressly set forth herein.
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SIGNATURE PAGE TO IV APAP AGREEMENT
     IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the Execution Date.

BRISTOL-MYERS SQUIBB COMPANY

By:	/s/ Tamar Howson

Name: Tamar Howson
Title: SVP, Corporate & Business Development

CADENCE PHARMACEUTICALS, INC.

By:	/s/ Theodore R. Schroeder

Name: Theodore R. Schroeder
Title: President and CEO

SCHEDULE 1.1
BMS PATENTS
US Patent Nos. 6,593,331 and 6,511,982
Any US Patent that issues pursuant to [***]
and any continuations, continuations-in-part, divisions, reissues, re-examinations, extensions and renewals of any of the foregoing.

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SCHEDULE 6.3(a)
PHARMATOP PATENTS
U.S. Patent 6,992,218
Canadian Patent (application) 2 415 403
U.S. Patent 6,028,222
Canadian Patent (application) 2 233 924